Lease Agreement

By and Between

Aetna Life Insurance Company,
a Connecticut corporation

As Landlord

and

Cepheid,
a California corporation

As Tenant

Dated October ___, 2001

Table of Contents

Page

Basic Lease Information

1. Demise

2. Premises

3. Term

4. Rent

5. Utility Expenses

6. Late Charge

7. Letter of Credit

8. Security Deposit

9. Possession

10. Use of Premises

11. Acceptance of Premises

12. Surrender

13. Alterations and Additions

14. Maintenance and Repairs of Premises

15. Landlord's Insurance

16. Tenant's Insurance

17. Indemnification

18. Subrogation

19. Signs

20. Free From Liens

21. Entry By Landlord

22. Destruction and Damage

23. Condemnation

24. Assignment and Subletting

25. Tenant's Default

26. Landlord's Remedies

27. Landlord's Right to Perform Tenant's Obligations

28. Attorneys' Fees

29. Taxes

30. Effect of Conveyance

31. Tenant's Estoppel Certificate

32. Subordination

33. Environmental Covenants

34. Notices

35. Waiver

36. Holding Over

37. Successors and Assigns

38. Time

39. Brokers

40. Limitation of Liability

41. Financial Statements

42. Rules and Regulations

43. Mortgagee Protection

44. Entire Agreement

45. Interest

46. Construction

47. Representations and Warranties of Tenant

48. Security

49. Jury Trial Waiver

50. Parking

51. Option to Renew

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Exhibit
A	Diagram of the Premises
B	Diagram Showing Location of Unreserved Parking Spaces and Non-Conforming Parking Spaces
C	Commencement and Expiration Date Memorandum
D	Rules and Regulations
E	Budgetary Cost Proposal
F	Form of Tenant Estoppel Certificate
G	Hazardous Materials Disclosure Certificate
H	Form of Subordination, Non-Disturbance and Attornment Agreement
I	Conceptual Plans for Initial Alterations

Lease Agreement

Basic Lease Information

Lease Date:	October ___, 2001
Landlord:	Aetna Life Insurance Company, a Connecticut corporation
Landlord's Address:	c/o UBS Realty Investors llc 455 Market Street, Suite 1540 San Francisco, California 94105 Attention: Asset Manager, Caribbean Drive

All notices sent to Landlord under this Lease shall be sent to the above address, with copies to:

Insignia/ESG of California, Inc.
160 West Santa Clara Avenue, Suite 1350
San Jose, California 95113
Attention: Property Manager,
Caribbean Drive

Tenant:	Cepheid, a California corporation
Tenant's Contact Person:	Cathy Smith, Chief Financial Officer
Tenant's Address:	904 Caribbean Drive Sunnyvale, California 94089-1189
Premises Square Footage:	Approximately seventy-six thousand (76,000) rentable square feet
Premises Address:	904 Caribbean Drive Sunnyvale, California 94089-1189
Project:	904 Caribbean Drive and 914-918 Caribbean Drive, Sunnyvale, California, together with the land on which the Project is situated and all Common Areas
Building (if not the same as the Project):	904 Caribbean Drive Sunnyvale, California 94089-1189
Tenant's Proportionate Share of Project:	52% (based on approximately 146,400 Project square feet)
Tenant's Proportionate Share of Building:	100%
Length of Term:	One hundred twenty (120) months
Estimated Commencement Date:	March 1, 2002
Estimated Expiration Date:	February 29, 2012
Monthly Base Rent:	Months	Monthly Base Rent
	1 - 2	$0.00
	3 - 12	$110,200.00
	13 - 24	$113,506.00
	25 - 36	$116,911.18
	37 - 48	$120,418.52
	49 - 60	$124,031.07
	61 - 72	$127,752.00
	73 - 84	$131,584.56
	85 - 96	$135,532.10
	97 - 108	$139,598.06
	109 - 120	$143,786.00
Prepaid Rent:	One Hundred Ten Thousand Two Hundred Dollars ($110,200.00)
Prepaid Additional Rent:	Twelve Thousand Six Hundred Fifty-Three Dollars ($12,653.00)
Month to which Prepaid Base Rent and Additional Rent will be Applied:	Third (3rd) month of the Term
Letter of Credit:

Six Hundred Sixty-One Thousand Two Hundred Dollars ($661,200.00), subject to reduction to One Hundred Forty-Three Thousand Seven Hundred Eighty-Six Dollars ($143,786.00) to the extent provided in Paragraph 7(b) of the Lease

Security Deposit:	Subject to the terms of Paragraphs 7(b) and 8 of the Lease, One Hundred Forty-Three Thousand Seven Hundred Eighty-Six Dollars ($143,786.00)
Permitted Use:	General office use, research and development, storage and distribution and, for manufacturer of lab equipment and reagents and/or computer hardware or software components, light manufacturing
Unreserved Parking Spaces:	One hundred seventy-six (176) nonexclusive and undesignated parking spaces
Brokers:	CPS (Landlord's Broker) BT Commercial (Tenant's Broker)
Initial Alterations Allowance:	Two Million Two Hundred Eighty Thousand Dollars ($2,280,000.00) (viz., $30.00 per square foot)

Lease Agreement

This Lease Agreement is made and entered into by and between Landlord and Tenant on the Lease Date. The defined terms used in this Lease which are defined in the Basic Lease Information attached to this Lease Agreement ("Basic Lease Information") shall have the meaning and definition given them in the Basic Lease Information. The Basic Lease Information, the exhibits, the addendum or addenda described in the Basic Lease Information, and this Lease Agreement are and shall be construed as a single instrument and are referred to herein as the "Lease".

  Demise

  In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, Landlord does hereby lease to Tenant, and Tenant does hereby hire and take from Landlord, the Premises described below (the "Premises"), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.

  Premises

  The Premises demised by this Lease is located in that certain building (the "Building") specified in the Basic Lease Information, which Building is located in that certain real estate development (the "Project") specified in the Basic Lease Information. The Premises has the address and contains the square footage specified in the Basic Lease Information. The location and dimensions of the Premises are depicted on Exhibit A, which is attached hereto and incorporated herein by this reference; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and, except as expressly set forth in Paragraph 4(c)(iii) below, no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less. Tenant shall have the non-exclusive right (in common with the other tenants, Landlord and any other person granted use by Landlord) to use the Common Areas (as hereinafter defined), except that, with respect to parking, Tenant shall have only the rights set forth in Paragraph 50 below. No easement for light or air is incorporated in the Premises. For purposes of this Lease, the term "Common Areas" shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Project that are provided and designated by Landlord for the non- exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, guests and invitees.

  Landlord has the right, in its sole discretion, from time to time, to: (a) make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces (it being understood that Landlord shall not reduce the number of Unreserved Parking Spaces (as hereinafter defined) in the Project's parking areas (the "Parking Areas"), except in connection with a casualty event or a Condemnation (as hereinafter defined)); Parking Areas, ingress, egress, direction of driveways, entrances, corridors and walkways; (b) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) add additional buildings and improvements to the Common Areas or remove existing buildings or improvements therefrom; (d) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (e) do and perform any other acts or make any other changes in, to or with respect to the Common Areas and the Project as Landlord may, in its reasonable discretion, deem to be appropriate. In exercising its rights under this paragraph, Landlord shall not materially unreasonably interfere with Tenant's access to or use or enjoyment of the Premises or the Common Areas.

  Term

  The term of this Lease (the "Term") shall be for the period of months specified in the Basic Lease Information, commencing on the later to occur of the following dates (the "Commencement Date"):

    The date that is five (5) months after the date of this Lease; or
    March 1, 2002.

  Notwithstanding the foregoing terms of this Paragraph 3, in the event Tenant commences business operations in the Premises prior to the date that would otherwise be the Commencement Date (as determined in accordance with subparagraphs (a) and (b) above), then the Commencement Date shall be the date on which Tenant commences business operations in the Premises; provided, however, Tenant shall not be deemed to have commenced business operations in the Premises in the event Tenant, prior to the date that would otherwise be the Commencement Date, installs, tests or repairs in the Premises Tenant's equipment to be used in its operations during the Term.

  In the event the actual Commencement Date, as determined pursuant to the foregoing, is a date other than the Estimated Commencement Date specified in the Basic Lease Information, then Landlord and Tenant shall promptly execute a Commencement and Expiration Date Memorandum in the form attached hereto as Exhibit C, wherein the parties shall specify the Commencement Date, the date on which the Term expires (the "Expiration Date") and the date on which Tenant is to commence paying Rent.

  Rent
    Base Rent. Tenant shall pay to Landlord, in advance on the first day of each month, without further notice or demand and without offset, rebate, credit or deduction for any reason whatsoever, the monthly installments of rent specified in the Basic Lease Information (the "Base Rent").

    Upon execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent and first monthly installment of estimated Additional Rent (as hereinafter defined) specified in the Basic Lease Information to be applied toward Base Rent and Additional Rent for the month of the Term specified in the Basic Lease Information.

    As specified in the Basic Lease Information, Tenant shall have no obligation to pay Base Rent during the first two (2) full calendar months of the Term following the Commencement Date (the "Base Rent Abatement Period"); provided, however, that if prior to the sixth (6th) anniversary of the Commencement Date, Tenant's right to possession is terminated by Landlord because of Tenant's Default, Landlord may, at its option, (i) void the Base Rent Abatement Period, and (ii) recover from Tenant, in addition to any damages due Landlord under the terms and conditions of the Lease, Base Rent for the entirety of the Base Rent Abatement Period.

    Additional Rent. This Lease is intended to be a triple-net Lease with respect to Landlord; and subject to Paragraph 14(b) below, the Base Rent owing hereunder is (i) to be paid by Tenant absolutely net of all costs and expenses relating to Landlord's ownership and operation of the Project and the Building, and (ii) not to be reduced, offset or diminished, directly or indirectly, by any cost, charge or expense payable hereunder by Tenant or by others in connection with the Premises, the Building and/or the Project or any part thereof. The provisions of this Paragraph 4(b) for the payment of Tenant's Proportionate Share(s) of Expenses (as hereinafter defined) are intended to pass on to Tenant its share of all such costs and expenses. In addition to the Base Rent, commencing on the Commencement Date, Tenant shall pay to Landlord, in accordance with this Paragraph 4, Tenant's Proportionate Share(s) of all costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management and repair of the Premises, the Building and/or the Project or any part thereof (collectively, the "Expenses"), including, without limitation, all the following items (the "Additional Rent"):
      Taxes and Assessments. All real estate taxes and assessments, which shall include any form of tax, assessment, fee, license fee, business license fee, levy, penalty (if a result of Tenant's delinquency), or tax (other than net income, estate, succession, inheritance, capital stock, capital levy, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (A) determined by the area of the Premises, the Building and/or the Project or any part thereof, or the Rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of Rent and/or other sums due under this Lease; (B) upon any legal or equitable interest of Landlord in the Premises, the Building and/or the Project or any part thereof; (C) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Building and/or the Project; (D) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Building and/or the Project, whether or not now customary or within the contemplation of the parties; or (E) surcharged against the Parking Areas. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of real property taxes for purposes of this Lease. "Taxes and Assessments" shall also include legal and consultants' fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce taxes, Landlord specifically reserving the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any taxes; provided, however, Tenant shall be entitled to receive a pro rata credit for any award or reduction in Taxes and Assessments obtained by Landlord relating to Taxes and Assessments which have accrued and have been paid by Tenant during the Term. Following the Expiration Date, Tenant shall keep Landlord apprised of Tenant's address for receipt of payments to which Tenant may be entitled under the preceding sentence.
      Insurance. All insurance premiums for the Building and/or the Project or any part thereof, including premiums for "all risk" fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance, earthquake insurance, flood or surface water coverage, and other insurance as Landlord deems necessary in its sole discretion, and any deductibles paid under policies of any such insurance. Notwithstanding the foregoing, in the event that Landlord shall sell, transfer or otherwise convey the Project during the Term to a third-party investor who is not affiliated, directly or indirectly, with Aetna Life Insurance Company, UBS Realty Investors llc ("UBS") or any successor of UBS, or any of the institutional investors for which UBS or any successor of UBS is then acting as investment advisor, then for purposes of this subparagraph (ii), Tenant shall only be required to pay premiums for insurance coverages and deductibles under such coverages that are customarily maintained by institutional owners and institutional managers of properties similar to and in the vicinity of the Project.
      Utilities. The cost of all Utilities (as hereinafter defined) serving the Premises, the Building and the Project that are not separately metered to Tenant, any assessments or charges for Utilities or similar purposes included within any tax bill for the Building or the Project, including, without limitation, entitlement fees, allocation unit fees, and/or any similar fees or charges and any penalties (if a result of Tenant's delinquency) related thereto, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof, or upon Tenant's use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Building and/or the Project, as contemplated in Paragraph 5 below (collectively, "Utility Expenses").
      Common Area Expenses. All costs to operate, maintain, repair, replace, supervise, insure and administer the Common Areas, including supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, including Parking Areas (including, without limitation, all costs of resurfacing and restriping Parking Areas), signs and directories on the Building and/or the Project, landscaping (including maintenance contracts and fees payable to landscaping consultants), amenities, sprinkler systems, sidewalks, walkways, driveways, curbs, lighting systems and security services, if any, provided by Landlord for the Common Areas, and any charges, assessments, costs or fees levied by any association or entity of which the Project or any part thereof is a member or to which the Project or any part thereof is subject. Notwithstanding the foregoing, Tenant shall not be required to pay the cost of resurfacing and restriping the Parking Areas more than once every three (3) years during the Term, except in connection with a casualty event or a Condemnation affecting the Project.
      Parking Charges. Any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building or the Project.
      Maintenance and Repair Costs. Except for costs which are the responsibility of Landlord pursuant to Paragraph 14(b) below, and subject to the terms of Paragraph 14(c) below, all costs to maintain, repair, and replace the Premises, the Building and/or the Project or any part thereof, including, without limitation, (A) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (B) all costs to maintain, repair and replace the roof coverings of the Building or the Project or any part thereof, and (C) all costs to maintain, repair and replace the heating, ventilating, air conditioning, plumbing, gas, sewer, drainage, electrical, fire protection and life safety systems and other mechanical and electrical systems and equipment serving the Premises, the Buildings and/or the Project or any part thereof (collectively, the "Systems").
      Life Safety Costs. All costs to install, maintain, repair and replace all life safety systems, including, without limitation, all fire alarm systems, serving the Premises, the Building and/or the Project or any part thereof (including all maintenance contracts and fees payable to life safety consultants) whether such systems are or shall be required by Landlord's insurance carriers, Laws (as hereinafter defined) or otherwise.
      Management and Administration. All costs for management and administration of the Premises, the Building and/or the Project or any part thereof (including, without limitation, a property management fee); provided, however, that the foregoing management and administration costs shall not exceed three percent (3%) of all income and other revenues attributable to the Project.

      Notwithstanding anything in this Paragraph 4(b) to the contrary, with respect to all sums payable by Tenant as Additional Rent under this Paragraph 4(b) for the replacement of any item or the construction of any new item in connection with the physical operation of the Premises, the Building or the Project (i.e., HVAC, roof membrane or coverings and Parking Areas) which is a capital item the replacement of which would be capitalized under Landlord's commercial real estate accounting practices (each, a "Capital Improvement"), Tenant shall be required to pay only the prorata share of the cost of the item falling due within the Term (including any Renewal Term) based upon the amortization of the same over the useful life of such item, as reasonably determined by Landlord.

      Notwithstanding anything in this Paragraph 4(b) to the contrary, the following shall not be treated as Expenses hereunder:

          The cost of Capital Improvements (except as set forth above);
          Depreciation on the Building or Project, amortization or any other "non- cash" items;
          All principal, interest and loan fees on any mortgage or deed of trust and all rental payable under any ground or underlying lease;
          Except to the extent otherwise provided in this Lease to the contrary, the cost of repairs or other work to the extent Landlord is actually reimbursed by insurance or condemnation proceeds;
          Leasing commissions, attorneys' fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building or the Project;
          Costs incurred in connection with the sale, financing or re-financing of the Building and/or the Project;
          Fines, interest or penalties incurred in connection with the late payment of Taxes and Assessments or other Expenses (except if the late payment is caused by Tenant);
          General administrative expenses (such as corporate filing fees) incurred in connection with the operation of the entity that constitutes "Landlord" (as opposed to expenses related to the Premises and/or the Project);
          Costs, fees, damages and penalties incurred due to Landlord's intentional violation of any terms or conditions of any other lease relating to the Building or Project; and
          The costs of any goods or services provided separately to or performed separately for and reimbursed by any other tenant of the Project.

    Nothing contained in subparagraphs (1) through (10) above shall be deemed to limit or affect any other obligations of Tenant under this Lease, including, without limitation, the obligations set forth in Paragraphs 17, 28 and 33 below.

    Payment of Additional Rent.
      Upon commencement of this Lease, Landlord shall submit to Tenant an estimate of monthly Additional Rent for the period between the Commencement Date and the following December 31 and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first day of each month. Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. If at any time or times Landlord determines that the amounts payable under Paragraph 4(b) for the current year will vary from Landlord's estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. In the event Landlord fails to notify Tenant, prior to the commencement of any calendar year, of the monthly installments of estimated Additional Rent that will be due hereunder during such calendar year, then Tenant shall continue paying estimated installments of Additional Rent in an amount equal to the prior year's installments until Tenant receives notice of the actual amount of the installments due hereunder during such calendar year. By April 1 of each calendar year, Landlord shall endeavor to provide to Tenant a detailed statement (an "Expense Statement") showing the actual Expenses and the actual Additional Rent due to Landlord for the prior calendar year, to be prorated during the first year from the Commencement Date. If the total of the monthly payments of Additional Rent that Tenant has made for the prior calendar year is less than the actual Additional Rent chargeable to Tenant for such prior calendar year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such Expense Statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior calendar year shall be credited towards the Rent next due.
      Landlord's then-current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant's monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above. Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates as soon as possible after termination of such year. Even though the Term has expired and Tenant has vacated the Premises, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment. Failure of Landlord to submit Expense Statements as called for herein shall not be deemed a waiver of Tenant's obligation to pay Additional Rent as herein provided.
      With respect to Expenses which Landlord allocates to the Building, Tenant's "Proportionate Share" shall be the percentage set forth in the Basic Lease Information as Tenant's Proportionate Share of the Building, as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building or otherwise. With respect to Expenses which Landlord allocates to the Project as a whole or to only a portion of the Project, Tenant's "Proportionate Share" shall be, with respect to Expenses which Landlord allocates to the Project as a whole, the percentage set forth in the Basic Lease Information as Tenant's Proportionate Share of the Project and, with respect to Expenses which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its reasonable discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Notwithstanding the foregoing, Landlord may equitably adjust Tenant's Proportionate Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project. Without limiting the generality of the foregoing, Tenant understands and agrees that Landlord shall have the right to adjust Tenant's Proportionate Share(s) of any Utility Expenses based upon Tenant's use of the Utilities or similar services as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such Utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant's use of such Utilities and similar services.
    General Payment Terms. The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder, including, without limitation, any late charges assessed pursuant to Paragraph 6 below and any interest assessed pursuant to Paragraph 45 below, are referred to as the "Rent". All Rent shall be paid without deduction, offset or abatement in lawful money of the United States of America. Checks are to be made payable to "Aetna Life Insurance Company" and shall be mailed to: 904-14 Caribbean Drive, Department #44818, P.O. Box 39000, San Francisco, California 94139- 4818 or to such other person or place as Landlord may, from time to time, designate to Tenant in writing. The Rent for any fractional part of a calendar month at the commencement or termination of the Lease term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month.
    Tenant's Right to Audit. Provided that Tenant is not in Default under the terms of this Lease (nor is any event occurring which, with the passage of time or the giving of notice, or both, would constitute a Default hereunder), then Tenant shall have the right, at its sole expense, within ninety (90) days after the delivery of the applicable Expense Statement to review and audit Landlord's books and records regarding such Expense Statement for the sole purpose of determining the accuracy of such Expense Statement. Such review or audit shall be performed by Tenant's employees or by a nationally recognized accounting firm that calculates its fees with respect to hours actually worked (as opposed to a calculation based upon percentage of recoveries or other incentive arrangement), shall take place during normal business hours in the office of Landlord or Landlord's property manager and shall be completed within three (3) business days after the commencement thereof. If Tenant does not so review or audit Landlord's books and records, Landlord's Expense Statement shall be final and binding upon Tenant. In the event that Tenant determines on the basis of its review of Landlord's books and records that the amount of Expenses paid by Tenant pursuant to this Paragraph 4 for the period covered by such Expense Statement is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such audit in its reasonable discretion, Landlord shall promptly refund any excess payment to Tenant, as the case may be.
  Utility Expenses
    Tenant shall pay the cost of all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, gas, heat, electricity, refuse pick- up, janitorial service, telephone and all materials and services or other utilities (collectively, "Utilities") billed or metered separately to the Premises and/or Tenant, together with all taxes, assessments, charges and penalties added to or included within such cost. Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with reasonable energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.
    Subject only to the terms of Paragraph 5(c) below, Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. Subject only to Paragraph 5(c) below, no temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises, the Building, or the Project.
    Notwithstanding the terms of Paragraph 5(b) above, in the event that, during the Term, there is an actual failure or interruption of Utilities serving the Premises, which failure or interruption results from the gross negligence of Landlord in the performance of Landlord's duties under this Lease or the willful misconduct of Landlord or Landlord's Agents and if, as a result of such failure or interruption, Tenant is unable to conduct business operations in the Premises for a period in excess of five (5) consecutive business days, then Tenant's obligation to pay Base Rent shall be abated on a proportionate basis (based upon the proportion of the Premises in which Tenant is unable to conduct business operations) commencing on the sixth (6th) consecutive business day and continuing until the earlier of the date on which the applicable service has been restored to the Premises or the date on which Tenant is able to conduct business operations in the affected portion of the Premises. Nothing contained herein shall be construed to entitle Tenant to damages (whether consequential, punitive or otherwise) against Landlord, UBS or Landlord's property manger as the result of the failure or interruption of Utilities. Tenant acknowledges that Tenant is solely responsible for the provision of Utility services to the Premises and that nothing contained in this Paragraph 5(c) shall be construed to shift the responsibility for the provision of Utility services to Landlord. Nothing contained in this Paragraph 5(c) or in Paragraph 17(a) below shall constitute a waiver of any rights Tenant might have against any independent contractor retained by Landlord who causes an actual failure or interruption of Utilities serving the Premises.
  Late Charge

  Notwithstanding any other provision of this Lease, Tenant hereby acknowledges that late payment to Landlord of Rent, or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from Tenant are not received by Landlord or by Landlord's designated agent within five (5) days after their due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any costs and attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant's late payment and shall not be construed as a penalty. Landlord's acceptance of such late charges shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease.

Initials:
	Landlord	Tenant

  Letter of Credit

    Upon execution of this Lease, Tenant shall deliver to Landlord, at Tenant's sole cost and expense, the Letter of Credit described below in the amount of Six Hundred Sixty-One Thousand Two Hundred Dollars ($661,200.00) (the "LC Face Amount") as security for Tenant's performance of all of Tenant's covenants and obligations under this Lease; provided, however, that neither the Letter of Credit nor any Letter of Credit Proceeds (as defined below) shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure of Landlord's damages upon Tenant's Default. Subject to Paragraph 7(b) below, the Letter of Credit shall be maintained in effect from the date hereof through the date that is forty-five (45) days after the Expiration Date (the "LC Termination Date"). On the LC Termination Date, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those Letter of Credit Proceeds Landlord is entitled to retain under the terms of this Paragraph 7(a)); provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. Landlord shall not be required to segregate the Letter of Credit Proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) draw upon the Letter of Credit in such amount as is necessary, and may use the proceeds therefrom (the "Letter of Credit Proceeds") or any portion thereof, (i) to cure any Default under this Lease and to compensate Landlord for any loss or damage Landlord incurs as a result of such Default, (ii) to repair damage to the Premises caused by Tenant, (iii) to clean the Premises upon termination of this Lease, (iv) to reimburse Landlord for the payment of any amount which Landlord may for any other purpose spend or be required to spend by reason of Tenant's Default, and (v) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's Default, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord's remedies set forth in Paragraph 26 below. In such event and upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit so that the Letter of Credit is again in the full LC Face Amount. Tenant's failure to deliver such an amendment or replacement Letter of Credit to Landlord within ten (10) days of Landlord's notice shall constitute an immediate Default hereunder. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the Letter of Credit and any Letter of Credit Proceeds then held by Landlord to Landlord's successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Letter of Credit or Letter of Credit Proceeds.
    Tenant shall have the right to the return of the Letter of Credit or to a reduction in the LC Face Amount prior to the Expiration Date solely to the extent set forth in this Paragraph 7(b). In the event that Tenant is not in Default under this Lease at any time prior to the fifth (5th) anniversary of the Commencement Date, then Tenant shall have the right, at its election, to either (i) reduce the LC Face Amount to one hundred forty three thousand, seven hundred eighty-six dollars ($143,786.00), or (ii) replace the Letter of Credit with a cash security deposit in the amount of one hundred forty three thousand, seven hundred eighty- six dollars ($143,786.00) (the "Security Deposit"). In the event Tenant elects to replace the Letter of Credit with the Security Deposit in accordance with the foregoing clause (ii), then Landlord shall promptly return the Letter of Credit to Tenant following the delivery of the Security Deposit to Landlord. If Tenant elects to provide Landlord with a cash Security Deposit, then Landlord shall hold the Security Deposit and use or apply the same in accordance with the terms of Paragraph 8 below.
    As used herein, Letter of Credit shall mean an unconditional, stand-by irrevocable letter of credit (herein referred to as the "Letter of Credit") issued by the San Francisco office of a major national bank insured by the Federal Deposit Insurance Corporation with assets of not less than Fifty Billion Dollars ($50,000,000,000.00) and otherwise reasonably satisfactory to Landlord (the "Bank"), naming Landlord as beneficiary, in the amount of the LC Face Amount, and otherwise in form and substance satisfactory to Landlord. If at any time during the Term of this Lease, Landlord notifies Tenant of Landlord's disapproval of the Bank (notwithstanding Landlord's prior approval of such institution), then Tenant shall replace the Letter of Credit with a substitute Letter of Credit issued by a bank approved by Landlord and otherwise satisfying the requirements of this Paragraph 7. The Letter of Credit shall be for a one-year term and shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof, (ii) that Landlord may draw upon the Letter of Credit up to the full amount thereof and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord or UBS, and accompanied by a written certification from Landlord or UBS to the Bank stating either that: (A) a Default has occurred and is continuing under this Lease and any applicable grace period has expired or Landlord is otherwise entitled to draw on the Letter of Credit, or (B) Landlord has not received notice from the Bank at least thirty (30) days prior to the then current expiry date of the Letter of Credit that the Letter of Credit will be renewed by the Bank for at least one (1) year beyond the relevant annual expiration date or, in the case of the last year of the Term, forty-five (45) days after the Expiration Date, together with a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Tenant has not otherwise furnished Landlord with a replacement Letter of Credit as hereinafter provided; and (iii) that the beneficial interest under the Letter of Credit shall be freely transferable one or more times and, therefore, in the event of Landlord's (or any successor Landlord's) assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord (or any successor Landlord), without recourse and without the payment of any fee or consideration by Landlord, to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord (or such successor) and such assignee or transferee. In the event that the Bank shall fail to (y) notify Landlord that the Letter of Credit will be renewed for at least one (1) year beyond the then applicable expiration date (or, in the case of the last year of the Term, within forty-five (45) days of the Expiration Date), and (z) deliver to Landlord a replacement Letter of Credit or a modification to the existing Letter of Credit effectuating such renewal, and Tenant shall not have otherwise delivered to Landlord, at least thirty (30) days prior to the relevant annual expiration date, a replacement Letter of Credit in the amount required hereunder and otherwise meeting the requirements set forth above, then Landlord shall be entitled to draw on the Letter of Credit as provided above, and shall hold the proceeds of such draw as Letter of Credit Proceeds pursuant to Paragraph 7(a) above.
  Security Deposit

  In the event that Tenant is entitled to the return of the Letter of Credit pursuant to Paragraph 7(b) above, then prior to Landlord's delivery of the Letter of Credit to Tenant, Tenant shall deliver to Landlord the Security Deposit in the amount specified in said Paragraph 7(b) as security for the full and faithful performance of each and every term, covenant and condition of this Lease. Landlord may use, apply or retain the whole or any part of the Security Deposit as may be reasonably necessary (a) to cure any Default under this Lease and to compensate Landlord for any loss or damage Landlord incurs as a result of such Default, (b) to repair damage to the Premises caused by Tenant, (c) to clean the Premises upon termination of this Lease, (d) to reimburse Landlord for the payment of any amount which Landlord may for any other purpose spend or be required to spend by reason of Tenant's Default, and (e) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's Default. Should Tenant faithfully and fully comply with all of the terms, covenants and conditions of this Lease, within thirty (30) days following the expiration of the Term, the Security Deposit or any balance thereof shall be returned to Tenant or, at the option of Landlord, to the last assignee of Tenant's interest in this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to any interest on such deposit. If Landlord so uses or applies all or any portion of the Security Deposit, within five (5) days after written demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full extent of the above amount, and Tenant's failure to do so shall be an immediate Default under this Lease. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the then remaining amount of the Security Deposit to Landlord's successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Security Deposit.

  Possession
    Tenant's Right of Possession. Subject to Paragraph 9(b), Tenant shall be entitled to possession of the Premises upon the Commencement Date.
    Access Prior to Commencement Date. Tenant shall be permitted to enter the Premises during the period commencing on the Delivery Date (as hereinafter defined) and ending on the day preceding the Commencement Date (such period being herein referred to as the "Early Access Period") for the sole purpose of making the Initial Alterations (as hereinafter defined) to the Premises in accordance with Paragraph 13 below and installing, testing and repairing Tenant's production equipment; provided, however, that Tenant's occupancy of the Premises during the Early Access Period shall be subject to all of the terms, covenants and provisions of this Lease (including, without limitation, the terms of Paragraphs 13, 16, 17 and 20 below), excluding only the covenant to pay Rent. Tenant shall not conduct business operations in the Premises during the Early Access Period.
  Use of Premises
    Permitted Use. The use of the Premises by Tenant and Tenant's agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, "Tenant's Agents") shall be solely for the Permitted Use specified in the Basic Lease Information and for no other use. Tenant shall not permit any objectionable or unpleasant odor, smoke, dust, gas, noise or vibration to emanate from or near the Premises. The Premises shall not be used to create any nuisance or trespass, for any illegal purpose, for any purpose not permitted by Laws, for any purpose that would invalidate the insurance or increase the premiums for insurance on the Premises, the Building or the Project or for any purpose or in any manner that would interfere with other tenants' use or occupancy of the Project. Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from Tenant's Permitted Use or any other use or action by Tenant or Tenant's Agents which increases Landlord's premiums or requires additional coverage by Landlord to insure the Premises. Tenant agrees not to overload the floor(s) of the Building.
    Compliance with Governmental Regulations and Private Restrictions. Tenant and Tenant's Agents shall, at Tenant's expense, faithfully observe and comply with (i) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, "Laws"), now in force or which may hereafter be in force pertaining to the Premises or Tenant's use of the Premises, the Buildings or the Project, whether substantial in cost or otherwise; provided, however, that except as provided in Paragraph 10(c) below, Tenant shall not be required to make or, except as provided in Paragraph 4(b) above, pay for, capital improvements to the Premises or the Buildings (including, without limitation, the installation of fire sprinkler systems, the seismic reinforcement of the Buildings or the removal of asbestos) not related to Tenant's specific use of the Premises unless the requirement for such changes is imposed as a result of any improvements or additions made or proposed to be made at Tenant's request; (ii) all recorded covenants, conditions and restrictions affecting the Project ("Private Restrictions") now in force or which may hereafter be in force; and (iii) any and all rules and regulations set forth in Exhibit D and any other reasonable rules and regulations now or hereafter promulgated by Landlord related to parking or the operation of the Premises, the Building and/or the Project (collectively, the "Rules and Regulations"). The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant.
    Compliance with Americans with Disabilities Act. Landlord and Tenant hereby agree and acknowledge that the Premises, the Building and/or the Project may be subject to, among other Laws, the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C.  12101 et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including all requirements of Title 24 of the State of California, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the "ADA"). Any Alterations (as hereinafter defined) to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Alterations. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Alterations strictly complies with all requirements of the ADA. Subject to reimbursement pursuant to Paragraph 4 above, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA, then such work shall be the responsibility of Landlord; provided, however, that if such work is required under the ADA as a result of Tenant's use of the Premises or any work or Alteration made to the Premises by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant. Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA, including, without limitation, not discriminating against any disabled persons in the operation of Tenant's business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises, the Building or the Project; any claims made or threatened orally or in writing regarding noncompliance with the ADA and relating to any portion of the Premises, the Building, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Building or the Project. Tenant shall and hereby agrees to protect, defend (with counsel acceptable to Landlord) and hold Landlord and Landlord's agents, advisors, employees, partners, shareholders, directors, invitees or independent contractors (collectively, "Landlord's Agents") harmless and indemnify Landlord and Landlord's Agents from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including attorneys' fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant's or Tenant's Agents' violation or alleged violation of the ADA. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.
  Acceptance of Premises
    Except as expressly set forth in Paragraphs 11(b) and 11(b) below, Landlord shall deliver possession of the Premises to Tenant in its as-is condition on the Delivery Date and Landlord shall have no obligation to improve, remodel or otherwise alter the Premises prior to or during the Term. Subject to the previous sentence, Tenant hereby accepts the Premises as suitable for Tenant's intended use and as being in good and sanitary operating order, condition and repair, as is, and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant.
    Landlord shall cause the Systems located within or serving the Premises to be in good working order, condition and repair as of the Commencement Date. Any claims by Tenant under the preceding sentence shall be made in writing not later than the ninetieth (90th) day after the Commencement Date. In the event Tenant fails to deliver a written claim to Landlord on or before such ninetieth (90th) day, then Landlord shall be conclusively deemed to have satisfied its obligations under this Paragraph 11(b).
    In conjunction with the Initial Alterations, Landlord shall make certain improvements, as discussed with Tenant, to the exterior of the Building and to the landscaping and paving at the Building (collectively, "Landlord's Work"), as generally described in and contemplated under the budgetary cost proposal prepared by McLarney Construction, Inc., dated October 11, 2001 attached hereto as Exhibit E. Landlord shall pay the costs for performing Landlord's Work; provided, however, that the sum of the costs incurred by Landlord pursuant to this Paragraph 11(c) shall not exceed One Hundred Twelve Thousand Eight Hundred Seventy Dollars ($112,870.00). Any costs for Landlord's Work in excess of One Hundred Twelve Thousand Eight Hundred Seventy Dollars ($112,870.00) shall be debited against the Initial Alterations Allowance for the Initial Alterations.
  Surrender

  Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) in good condition and repair (damage by casualty and normal wear and tear excepted), but with all interior walls cleaned, any carpets cleaned, all floors cleaned and waxed, all non-working light bulbs and ballasts replaced and all roll-up doors and plumbing fixtures in good condition and working order, and (b) otherwise in accordance with Paragraph 33(h). Normal wear and tear shall not include any damage or deterioration to the floors of the Premises arising from the use of forklifts in, on or about the Premises, and any damage or deterioration that would have been prevented by reasonable maintenance by Tenant, or Tenant otherwise performing all of its obligations under this Lease. On or before the expiration or sooner termination of this Lease, Tenant shall remove from the Premises, the Building and the Project and repair any damage caused by such removal, (i) all of Tenant's Property (as hereinafter defined) and Tenant's signage, and (ii) any Non-Permanent Alterations (as hereinafter defined). Any of Tenant's Property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property; provided, however, that Tenant shall remain liable to Landlord for all costs incurred in storing and disposing of such abandoned property of Tenant. All Alterations except those which constitute Non-Permanent Alterations shall remain in the Premises as the property of Landlord. If the Premises are not surrendered at the end of the Term or sooner termination of this Lease, and in accordance with the provisions of this Paragraph 12 and Paragraph 33(h) below, Tenant shall continue to be responsible for the payment of Rent (as the same may be increased pursuant to Paragraph 36 below) until the Premises are so surrendered in accordance with said Paragraphs, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys' fees and costs.

  Alterations and Additions
    Tenant shall not make, or permit to be made, any alteration, addition or improvement (hereinafter referred to individually as an "Alteration" and collectively as the "Alterations") to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord shall have the right in its sole and absolute discretion to consent or to withhold its consent to any Alteration which affects the structural portions of the Premises, the Building or the Project or adversely affects the Systems serving the Premises, the Building or the Project or any portion thereof (collectively, "Structural Alterations"). Notwithstanding the foregoing, Tenant shall have the right to make Alterations (specifically excluding, however, Structural Alterations) to the Premises with prior notice to but without the consent of Landlord, provided that such Alterations are constructed and performed in full compliance with the terms of Paragraphs 13(b) through 13(g) below and do not exceed Fifteen Thousand Dollars ($15,000.00) in cost on an individual basis or for a series of related Alterations or One Hundred Thousand Dollars ($100,000.00) in the aggregate during any twelve (12) month period during the Term of this Lease.
    Any Alteration to the Premises shall be at Tenant's sole cost and expense, in compliance with all applicable Laws and all requirements requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Project or any part thereof, and in accordance with plans and specifications approved in writing by Landlord, and shall be constructed and installed by a contractor approved in writing by Landlord. As a further condition to giving consent, for any individual Alteration or series of related Alterations estimated to cost in excess of one hundred thousand dollars ($100,000), Landlord may require Tenant to provide Landlord, at Tenant's sole cost and expense, a payment and performance bond in form acceptable to Landlord, in a principal amount not less than one hundred twenty-five percent (125%) of the estimated costs of such Alterations, to ensure Landlord against any liability for mechanics' and materialmen's liens and to ensure completion of work. Before Alterations may begin, valid building permits or other permits or licenses required (including, to the extent required by Laws, waste water or storm water discharge permits) must be furnished to Landlord, and, once the Alterations begin, Tenant will diligently and continuously pursue their completion. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for its reasonable costs (including, without limitation, the costs of any construction manager retained by Landlord (the "Construction Management Fee")) in reviewing plans and documents and in monitoring construction, which reasonable costs shall not exceed four percent (4%) of the costs of the Alterations. Tenant shall maintain during the course of construction, at its sole cost and expense, builders' risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other customary insurance coverages in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) (or Tenant on behalf of or in lieu of its contractors) procure and maintain in full force and effect during the course of construction a "broad form" commercial general liability and property damage policy of insurance naming Landlord, UBS, Tenant and Landlord's lenders as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least One Million Dollars ($1,000,000.00).
    All Alterations, including, but not limited to, heating, lighting, electrical, air conditioning, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant (but specifically excluding Non-Permanent Alterations), together with all property that has become an integral part of the Premises or the Building, shall at once be and become the property of Landlord, and shall not be deemed trade fixtures or Tenant's Property. If requested by Landlord, Tenant will pay, prior to the commencement of construction, an amount reasonably determined by Landlord necessary to cover the costs of demolishing such Alterations and/or the cost of returning the Premises and the Building to its condition prior to such Alterations.
    Any computer or telecommunications equipment or lines installed by Tenant must be installed within the Premises and, at the request of Landlord made at any time prior to the expiration of the Term, removed upon the expiration or sooner termination of this Lease and the Premises restored to the same condition as before such installation. Notwithstanding the foregoing, Tenant shall not be required to remove any computer or telecommunications lines or wiring installed as part of the Initial Alterations.
    Notwithstanding anything herein to the contrary, before installing any equipment or lights which generate an undue amount of heat in the Premises, or if Tenant plans to use any high-power usage equipment in the Premises, Tenant shall obtain the written permission of Landlord. Landlord may refuse to grant such permission unless Tenant agrees to pay the costs associated with the installation of supplementary air conditioning capacity or electrical systems necessitated by such equipment.
    Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant's improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.
    Landlord understands that Tenant desires to make certain improvements to the Premises prior to the Commencement Date (collectively, the "Initial Alterations"), all as generally described and shown on the conceptual plans attached hereto as Exhibit I (the "Conceptual Plans"). Landlord hereby approves the Conceptual Plans.. The Initial Alterations may include, without limitation, the modification of the underground plumbing to make trenches to connect the existing drains, the creation of openings in the roof of the Building to vent exhaust, and the addition to the Premises of approximately ten thousand (10,000) square feet of office space, a manufacturing/assembly area, an engineering area with lab space, and a shipping/receiving area. Tenant intends to use only one or two of the existing truck/dock doors in the Premises and Tenant shall have the right to replace the remaining truck/dock doors with glass to increase the amount of natural light into the Premises. Tenant shall be entitled to construct and install the Initial Alterations in the Premises, subject to full compliance with the terms and conditions of Paragraphs 13(a) through 13(f) above, including, without limitation, the delivery to and approval by Landlord of detailed plans and specifications for the Initial Alterations in accordance with Paragraph 13(b) above. Landlord shall have a reasonable period of time to review such plans and specifications, taking into account the complexity of the proposed Initial Alterations and the need of Landlord to retain outside consultants to review the same; provided, however, that in no event shall such review period extend beyond thirty (30) days. Notwithstanding anything to the contrary contained in Paragraph 13(b) above, the Construction Management Fee charged for the Initial Alterations shall not exceed the amounts calculated in accordance with the following schedule:

Aggregate Cost of Designing and Constructing Initial Alterations ("Initial Alterations Cost")	Construction Management Fee
$0.00 - $10,000.00	0%
$10,001.00 - $100,000.00	4% of Initial Alterations Cost between $10,001.00 and $100,000.00
$100,001.00 and above	2% of Initial Alterations Cost above $100,000.00

    By way of example, if the Initial Alterations Cost is Five Hundred Thousand Dollars ($500,000.00), the Construction Management Fee shall be Eleven Thousand Six Hundred Dollars ($11,600.00) (viz. the sum of (1) 4% of the Initial Alterations Cost between $10,001.00 and $100,000.00, plus (2) 2% of the Initial Alterations Cost between $100,001.00 and $500,000.00).

    Landlord shall provide an allowance for the planning and construction of the Initial Alterations (such allowance to be applied against the costs and expenses incurred by Tenant in compliance with this Paragraph 13) in the amount specified in the Basic Lease Information ("Initial Alterations Allowance"). The Initial Alterations Allowance shall be the maximum contribution by Landlord for the cost of the Initial Alterations. Should the actual Initial Alterations Cost be less than the Initial Alterations Allowance, the Initial Alterations Allowance shall be reduced to an amount equal to the actual Initial Alterations Cost. Landlord shall disburse the Initial Alterations Allowance to Tenant in installments on a monthly basis during the course of construction to pay for work actually in place at the Premises; provided, however, that as a condition to the making of each such disbursement, Landlord shall have the right to inspect the work in place and Tenant shall deliver to Landlord invoices, receipts, lien waivers and other documents reasonably requested by Landlord to substantiate the cost of the work performed to date and the lien-free completion of the same in accordance with all Laws. Landlord shall make each disbursement to Tenant within twenty-five (25) days after Landlord's receipt of the documentation and information required under the foregoing sentence relative to the requested disbursement.
    At the time of requesting Landlord's consent to any Alterations, Tenant shall have the right to request that Landlord inform Tenant whether such Alterations may remain in the Premises following, or must be removed from the Premises prior to, the expiration or sooner termination of this Lease. Any Alterations that Landlord requires to be so removed shall be referred to herein as the "Non-Permanent Alterations." In the event Tenant constructs or installs any Alterations without making the request of Landlord contemplated under this Paragraph 13(i), or if for any reason whatsoever Landlord does not specifically advise Tenant in writing that any Alterations may remain in the Premises following the expiration or sooner termination of the Lease, then such Alterations shall be deemed to be Non-Permanent Alterations for all purposes of this Lease. Notwithstanding anything in this Paragraph 13(i) to the contrary, in no event shall Tenant be required to remove the Initial Alterations from the Premises upon the expiration of the Term, and the Initial Alterations shall therefore not be deemed to be "Non- Permanent Alterations."
  Maintenance and Repairs of Premises
    Maintenance by Tenant. Throughout the Term, Tenant shall, at its sole expense, (i) keep and maintain in good order and condition the Premises, and repair and replace every part thereof, including glass, windows, window frames, window casements, skylights, interior and exterior doors, door frames and door closers; interior lighting (including, without limitation, light bulbs and ballasts), the plumbing and electrical systems exclusively serving the Premises, all communications systems serving the Premises, Tenant's signage, interior demising walls and partitions, equipment, interior painting and interior walls and floors, and the roll-up doors, ramps and dock equipment, including, without limitation, dock bumpers, dock plates, dock seals, dock levelers and dock lights located in or on the Premises (excepting only those portions of the Building or the Project to be maintained by Landlord, as provided in Paragraph 14(b) below), (ii) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (iii) keep and maintain in good order and condition, repair and replace all of Tenant's security systems in or about or serving the Premises and, except to the extent that Landlord notifies Tenant in writing of its intention to arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing. Tenant shall not do nor shall Tenant allow Tenant's Agents to do anything to cause any damage, deterioration or unsightliness to the Premises, the Building or the Project.
    Maintenance by Landlord. Subject to the provisions of Paragraphs 14(a), 22 and 23, and further subject to Tenant's obligation under Paragraph 4 to reimburse Landlord, in the form of Additional Rent, for Tenant's Proportionate Share(s) of the cost and expense of the following items, Landlord agrees to repair and maintain the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs to repair any damage to the roof structure and/or coverings resulting from the presence of such additional equipment); the Systems serving the Premises and the Building, excluding the plumbing and electrical systems exclusively serving the Premises; and the Parking Areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas. Subject to the provisions of Paragraphs 14(a), 22 and 23, Landlord, at its own cost and expense (which costs and expenses shall not be "Expenses" under this Lease), agrees to repair and maintain the following items: the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls). Notwithstanding anything in this Paragraph 14 to the contrary, Landlord shall have the right to either repair or to require Tenant to repair any damage to any portion of the Premises, the Building and/or the Project caused by or created due to any act, omission, negligence or willful misconduct of Tenant or Tenant's Agents and to restore the Premises, the Building and/or the Project, as applicable, to the condition existing prior to the occurrence of such damage; provided, however, that if Landlord requires Tenant to perform such repairs, then Tenant shall have the right to use insurance proceeds received by Landlord or Tenant in respect of such damage; and provided, further, that in the event Landlord elects to perform such repair and restoration work, Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in connection therewith. Landlord's obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair, and failure to so report such defects shall make Tenant responsible to Landlord for any liability incurred by Landlord by reason of such condition.
    Special Provisions regarding HVAC Maintenance during the Initial Period. Notwithstanding the terms of Paragraphs 4(b)(vi) and 14(b) above, during the initial eighteen (18) months following the Commencement Date (the "Initial Period"), (i) in lieu of Tenant's obligation under Paragraph 4(b)(vi) above to pay all amounts incurred by Landlord in maintaining the HVAC systems serving the Premises, Tenant shall pay to Landlord, on a bi-monthly (that is, every other month) basis, the fixed sum of one thousand four hundred dollars ($1,400.00) to cover the cost of maintaining such HVAC systems, and (ii) Tenant shall, in addition to its obligations under clause (i) above, be responsible for the cost of replacing up to two (2) HVAC units serving the Premises (which costs shall be amortized over the useful life of the units in accordance with Paragraph 4(b) above). In the event that more than two (2) HVAC units require replacement during the Initial Period, then Landlord shall be solely responsible for the payment of the costs of such replacement (and such costs shall not be deemed "Expenses" hereunder). Landlord will determine in its reasonable discretion (in consultation with Landlord's HVAC consultant and Tenant) whether a particular HVAC unit needs to be replaced. The terms of this Paragraph 14(c) shall lapse upon the expiration of the Initial Period and Tenant shall thereafter be fully responsible for the performance of its obligations under Paragraphs 4(b)(vi) and 14(b) above.
    Special Provisions regarding Parking Area Repairs. Notwithstanding the terms of Paragraphs 4(b)(vi) and 14(b) above, promptly following the Commencement Date, Landlord shall, at its sole cost and expense (which costs shall not be deemed "Expenses" hereunder), repair the "alligatoring" in the Parking Areas to the extent reasonably deemed necessary by Landlord's consultant. In addition, promptly following the Commencement Date, Landlord shall reseal and restripe the Parking Areas. The costs of such resealing and restriping shall be amortized over the useful life of the improvements in accordance with Paragraph 4(b) above).
    Tenant's Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932(1), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.
  Landlord's Insurance

  Landlord shall purchase and keep in force fire, extended coverage and "all risk" insurance covering the Building and the Project. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises, the Building and the Project of any insurer necessary for the maintenance of reasonable fire and commercial general liability insurance, covering the Building and the Project. Landlord, at Tenant's cost, may maintain "Loss of Rents" insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises, the Building or the Project or any portion thereof are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease.

  Tenant's Insurance
    Commercial General Liability Insurance. Tenant shall, at Tenant's expense, secure and keep in force a "broad form" commercial general liability insurance and property damage policy covering the Premises, insuring Tenant, and naming Landlord, Landlord's investment advisors and agents from time to time, including, without limitation, UBS Realty Investors llc, and Landlord's lenders (collectively, "Landlord Parties") as additional insureds, against any liability arising out of the ownership, use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant's indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least Three Million Dollars ($3,000,000.00). Landlord may from time to time require reasonable increases in any such limits if Landlord believes that additional coverage is necessary or desirable. The limit of any insurance shall not limit the liability of Tenant hereunder. No policy maintained by Tenant under this Paragraph 16(a) shall contain a deductible greater than Five Thousand Dollars ($5,000.00) (except that any policy of product liability insurance maintained by Tenant may contain a deductible of up to Twenty Five Thousand Dollars ($25,000.00)). No policy shall be cancelable or subject to reduction of coverage without thirty (30) days' prior written notice to Landlord, and loss payable clauses shall be subject to Landlord's approval. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the State of California for the issuance of such type of insurance coverage and rated A:VIII or better in Best's Key Rating Guide.
    Personal Property Insurance. Tenant shall maintain in full force and effect on all of its personal property, furniture, furnishings, trade or business fixtures and equipment (collectively, "Tenant's Property") on the Premises, a policy or policies of fire and extended coverage insurance with standard coverage endorsement to the extent of the full replacement cost thereof. During the term of this Lease the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant's equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant's possessions.
    Worker's Compensation Insurance; Employer's Liability Insurance. Tenant shall, at Tenant's expense, maintain in full force and effect worker's compensation insurance with not less than the minimum limits required by law, and employer's liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).
    Evidence of Coverage. Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the time of execution of this Lease by Tenant. Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord with certificates of renewal or "binders" thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to reduction in coverage except after thirty (30) days' prior written notice to Landlord and the other parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days' notice has been given to Landlord).
  Indemnification
    Of Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord's Agents against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Claims") arising from (i) the use of the Premises, the Building or the Project by Tenant or Tenant's Agents, or from any activity done, permitted or suffered by Tenant or Tenant's Agents in or about the Premises, the Building or the Project, and (ii) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant's Agents, or from any breach or default in the terms of this Lease by Tenant or Tenant's Agents, and (iii) any action or proceeding brought on account of any matter in items (i) or (ii); provided, however, that the foregoing indemnity shall not extend to any Claims resulting from the gross negligence or willful misconduct of Landlord. If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant's expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord's Agents from responsibility for, waives its entire claim of recovery for and assumes all risk of (A) damage to property or injury to persons in or about the Premises, the Building or the Project from any cause whatsoever (except that which is caused by the gross negligence or willful misconduct of Landlord or Landlord's Agents or by the failure of Landlord to observe any of the terms and conditions of this Lease, if such failure has persisted for a period of thirty (30) days after written notice of such failure or such longer period as shall be reasonably required to cure such failure if such failure cannot reasonably be cured within the aforesaid thirty (30) day period), or (B) loss resulting from business interruption or loss of income at the Premises. The obligations of Tenant under this Paragraph 17 shall survive any termination of this Lease.
    No Impairment of Insurance. The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.
  Subrogation

  Landlord and Tenant hereby mutually waive any claim against the other and its Agents for any loss or damage to any of their property located on or about the Premises, the Building or the Project that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party now agrees to immediately give to its insurer written notice of the terms of these mutual waivers and shall have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Paragraph 18 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

  Signs

  Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior the Premises without obtaining Landlord's prior written consent or without complying with Landlord's signage criteria, as the same may be modified by Landlord from time to time, and with all applicable Laws, and will not conduct, or permit to be conducted, any sale by auction on the Premises or otherwise on the Project. Tenant shall remove any sign, advertisement or notice placed on the Premises, the Building or the Project by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Project caused thereby, all at Tenant's expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Project at Tenant's sole cost and expense.

  Free From Liens

  Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. In the event that Tenant shall not, within fifteen (15) days following the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have in addition to all other remedies provided herein and by law the right but not the obligation to cause same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable attorneys' fees) shall be payable to Landlord by Tenant upon demand. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises, the Building and the Project, from mechanics' and materialmen's liens. Tenant shall give to Landlord at least five (5) business days' prior written notice of commencement of any repair or construction on the Premises.

  Entry By Landlord

  Tenant shall permit Landlord and Landlord's Agents to enter into and upon the Premises at all reasonable times, upon at least twenty-four (24) hours advance notice (except in the case of an emergency, for which no notice shall be required), and subject to Tenant's reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or tenants or to alter, improve, maintain and repair the Premises or the Building as required or permitted by Landlord under the terms hereof, or for any other business purpose, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the gross negligence or willful misconduct of Landlord); and Tenant shall permit Landlord to post notices of non-responsibility and ordinary "for sale" or "for lease" signs. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises. Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure in the case of an emergency and when Landlord otherwise deems such closure necessary to prevent injury to persons or damage to property.

  Destruction and Damage
    If the Premises are damaged by fire or other perils covered by extended coverage insurance, Landlord shall, at Landlord's option:
      In the event of total destruction (which shall mean destruction or damage in excess of twenty-five percent (25%) of the full insurable value thereof) of the Premises, elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention and the amount of time reasonably anticipated to repair or restore the Premises within sixty (60) days after the date (the "Casualty Discovery Date") Landlord obtains actual knowledge of such destruction. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date of such total destruction.
      In the event of a partial destruction (which shall mean destruction or damage to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof) of the Premises for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction and, if the damage thereto is such that the Premises may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within one hundred eighty (180) days from the Casualty Discovery Date, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event the Lease shall continue in full force and effect. If such repair and restoration requires longer than one hundred eighty (180) days or if the insurance proceeds therefor (plus any amounts Tenant may elect or is obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event the Lease shall continue in full force and effect, or not to repair or restore, in which event the Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention and the amount of time reasonably anticipated to repair or restore the Premises within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date of such partial destruction.
      Notwithstanding anything to the contrary contained in this Paragraph, in the event of substantial damage to the Premises (i.e., damage which cannot be repaired within sixty (60) days after the Casualty Discovery Date) occurring during the last twelve (12) months of the Term, Landlord and Tenant shall each have the right to terminate this Lease by written notice of such election given to the other party within thirty (30) days after the date on which Landlord notifies Tenant of the projected duration of the restoration period.
    If the Premises are damaged by any peril not covered by extended coverage insurance, and the cost to repair such damage exceeds any amount Tenant is required or may agree to contribute, Landlord may elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant's ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.
    Notwithstanding anything to the contrary in this Paragraph 22, Landlord shall have the option to terminate this Lease, exercisable by notice to Tenant within sixty (60) days after the Casualty Discovery Date, in each of the following instances:
      If more than twenty-five percent (25%) of the full insurable value of the Building or the Project is damaged or destroyed, regardless of whether or not the Premises are destroyed.
      If the Building or the Project or any portion thereof is damaged or destroyed and the repair and restoration of such damage requires longer than one hundred eighty (180) days from the Casualty Discovery Date.
      If the Building or the Project or any portion thereof is damaged or destroyed and the insurance proceeds therefor plus any amount Tenant is required or may agree to contribute are not sufficient to cover the costs of repair and restoration.
      If the Building or the Project or any portion thereof is substantially damaged or destroyed (i.e., damage which cannot be repaired within sixty (60) days after the Casualty Discovery Date) during the last twelve (12) months of the Term.
    If the Premises are damaged or destroyed and the repair or restoration of the same cannot be completed within two hundred seventy (270) days after the Casualty Discovery Date, then Tenant may elect to terminate this Lease by written notice of such election given to Landlord within thirty (30) days after the date on which Landlord notifies Tenant of the projected duration of the restoration period. In such event, this Lease shall terminate effective as of the date Tenant vacates the Premises.
    In the event of repair and restoration as herein provided, the monthly installments of Base Rent shall be abated proportionately in the ratio which Tenant's use of the Premises is impaired during the period of such repair or restoration; provided, however, that Tenant shall not be entitled to such abatement to the extent that such damage or destruction resulted from the negligence or willful misconduct of Tenant or Tenant's Agents. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord's Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises, the Building or the Project or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building or the Project and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.
    If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall repair or restore only the initial tenant improvements, if any, constructed by Landlord in the Premises pursuant to the terms of this Lease, substantially to their condition existing immediately prior to the occurrence of the damage or destruction; and Tenant shall promptly repair and restore, at Tenant's expense, Tenant's Alterations which were not constructed by Landlord.
    Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4) which permit termination of a lease upon destruction of the leased premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Paragraph 22 shall govern exclusively in case of such destruction.
  Condemnation
    If twenty-five percent (25%) or more of either the Premises, the Building or the Project or the Parking Areas for the Building or the Project is taken for any public or quasi-public purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a "Condemnation"), Landlord may, at its option, terminate this Lease as of the date title vests in the condemning party. If twenty-five percent (25%) or more of the Premises is taken and if the Premises remaining after such Condemnation and any repairs by Landlord would be untenantable for the conduct of Tenant's business operations, or if twenty-five percent (25%) or more of the Unreserved Parking Spaces allocated to Tenant are taken (and provided that Landlord is not able to provide Tenant with alternate spaces within a reasonable proximity to the Premises), Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Base Rent corresponding to the time during which, and to the portion of the floor area of the Premises (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration, as reasonably determined by Landlord. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord's Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any Condemnation or the repair or restoration of the Premises, the Building or the Project or the Parking Areas for the Building or the Project following such Condemnation, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building, the Project or the Parking Areas and/or any inconvenience or annoyance occasioned by such Condemnation, repair or restoration. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate the Lease in the event of a partial taking of the Premises, the Building or the Project or the Parking Areas for the Building or the Project, and any other applicable law now or hereafter enacted, are hereby waived by Tenant.
    Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with any Condemnation, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise; provided, however, that Tenant shall be entitled to receive any award separately allocated by the condemning authority to Tenant for Tenant's relocation expenses or the value of Tenant's Property (specifically excluding fixtures, Alterations and other components of the Premises which under this Lease or by law are or at the expiration of the Term will become the property of Landlord), provided that such award does not reduce any award otherwise allocable or payable to Landlord.
  Assignment and Subletting
    Tenant shall not voluntarily or by operation of law, (i) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (ii) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that (A) Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, and (B) the proposed transfer is not an assignment or a sublease under a previous assignment or an existing sublease. Any Sale Transaction (as hereinafter defined) shall be deemed to be an assignment under this Lease. When Tenant requests Landlord's consent to such assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide (1) a fully completed Hazardous Materials Disclosure Certificate for such assignee or subtenant in the form of Exhibit G hereto, and (2) current and prior financial statements for the proposed assignee or subtenant, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). Tenant shall also provide Landlord with a copy of the proposed sublease or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within thirty (30) days of receipt of the foregoing, to (w) terminate this Lease as of the commencement date stated in the proposed sublease or assignment, (x) sublease or take an assignment, as the case may be, from Tenant of the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (y) consent to the proposed assignment or sublease, or (z) refuse its consent to the proposed assignment or sublease, provided that such consent shall not be unreasonably withheld so long as Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder. Notwithstanding the terms of the foregoing clause (w), Landlord shall have the right to terminate this Lease under said clause (w) only if Tenant proposes to enter into an assignment of this Lease or a sublease affecting more than fifty percent (50%) of the Premises for more than fifty percent (50%) of the then-remaining Term. Subject to the foregoing, in the event Landlord elects to terminate this Lease or sublease or take an assignment from Tenant of the interest, or portion thereof, in the Lease and/or the Premises that Tenant proposes to assign or sublease as provided in the foregoing clauses (w) and (x), respectively, then Landlord shall have the additional right to negotiate directly with Tenant's proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for any compensation or profit related to such lease or occupancy agreement. For purposes of this Lease, the following terms shall have the meanings set forth below:
      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).
      "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.
      "Sale Transaction" shall mean: (A) (1) the merger or consolidation of the Tenant into or with one or more Persons, (2) the merger or consolidation of one or more Persons into or with the Tenant or (3) a tender offer or other business combination, if, in the case of clause (1), (2) or (3) the stockholders of the Tenant prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person; or (B) the voluntary sale, conveyance, exchange or transfer to another Person, in one transaction or a series of transactions, of (1) the voting Capital Stock of the Tenant if, after such sale, conveyance, exchange or transfer, the stockholders of the Tenant prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Tenant or (2) all or substantially all of the assets of the Tenant.
    Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (i) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Project; (ii) whether the use to be made of the Premises by the proposed subtenant or assignee will conflict with any so-called "exclusive" use then in favor of any other tenant of the Building or the Project, and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and Project services then imposed by Tenant; (iii) the business reputation of the proposed individuals who will be managing and operating the business operations of the assignee or subtenant, and the long-term financial and competitive business prospects of the proposed assignee or subtenant; and (iv) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved. In any event, Landlord may withhold its consent to any assignment or sublease, if (A) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Paragraph 10(a) or (b) above or with any other lease which restricts the use to which any space in the Building or the Project may be put, or (B) the proposed assignment or sublease requires Alterations to the Premises or portions thereof other than Alterations approved by Landlord pursuant to Paragraph 13 above.
    If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the difference, if any, between (i) the Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease, and (ii) the rent and any additional rent payable by the assignee or sublessee to Tenant, less reasonable legal fees and reasonable and customary market-based leasing commissions, if any, incurred by Tenant in connection with such assignment or sublease, which fees and commissions shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease. In any subletting undertaken by Tenant, Tenant shall initially list or offer the sublease premises at a rental rate not less than Landlord's then current asking- rate for similarly situated space in the Project (the "Asking Rate") and shall diligently, for a reasonable period of time, seek to obtain not less than the Asking Rate for the space so sublet. In any assignment of this Lease in whole or in part, Tenant shall initially list or offer the premises subject to such assignment at a rate not less than the Asking Rate and shall diligently, for a reasonable period of time, seek to obtain from the assignee consideration reflecting a value of not less than the Asking Rate for the space subject to such assignment. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be materially amended without Landlord's prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the assignee or subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall immediately forward the same to Landlord for credit against Rent then due hereinunder. Landlord's collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant. A consent to one assignment, subletting, occupation or use shall not be deemed to be a consent to any other or subsequent assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting without Landlord's consent shall be void, and shall, at the option of Landlord, constitute a Default under this Lease.
    Notwithstanding the terms of Paragraph 24(a) above, Tenant shall have the right, with prior notice to but without the consent of Landlord, to assign this Lease or to sublease the Premises to a Tenant Affiliate (as hereinafter defined), provided, that, on the effective date of such assignment or sublease, the proposed Tenant Affiliate has a net worth (determined in accordance with GAAP) equal to or greater than the net worth (calculated as of such date) of Tenant. As used herein, a "Tenant Affiliate" shall mean an entity that (A) controls, is controlled by or is under common control with, Tenant, or (B) acquires all or substantially all of the business and assets of Tenant or a division thereof or results from a merger with Tenant or such a division, or (C) is engaged in a joint venture with Tenant, provided that Tenant owns more than fifty percent (50%) of the beneficial interests in, and controls the day-to-day operations of, such joint venture; and a party shall be deemed to "control" another party for purposes of the aforesaid definition only if the first party owns more than fifty percent (50%) of the stock or other beneficial interests of the second party. Any such assignment or sublease by Tenant pursuant to this Paragraph 24(d) shall be herein referred to as a "Permitted Transfer". In addition, a sale or transfer of Capital Stock of Tenant shall be deemed a Permitted Transfer if Tenant is or becomes a publicly traded corporation (a "Public Company"). Landlord shall have no right to any sums or other economic consideration resulting from any Permitted Transfer.
    Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignment or subletting).
    Tenant shall pay Landlord's reasonable fees (including, without limitation, the fees of Landlord's counsel, which fees shall not exceed $1,500.00), incurred in connection with Landlord's review and processing of documents regarding any proposed assignment or sublease.
    Notwithstanding anything in this Lease to the contrary, in the event Landlord consents to an assignment or subletting by Tenant in accordance with the terms of this Paragraph 24, Tenant's assignee or subtenant shall have no right to further assign this Lease or any interest therein or thereunder or to further sublease all or any portion of the Premises without Landlord's prior written consent, not to be unreasonably withheld.
    Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Paragraph 24 on Tenant's ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.
  Tenant's Default

  The occurrence of any one of the following events shall constitute an event of default on the part of Tenant ("Default"):

    The vacation or abandonment of the Premises by Tenant for a period of thirty (30) consecutive days or any vacation or abandonment of the Premises by Tenant which would cause any insurance policy to be invalidated or otherwise lapse, in each of the foregoing cases irrespective of whether or not Tenant is then in monetary default under this Lease. Tenant agrees to notice and service of notice as provided for in this Lease and waives any right to any other or further notice or service of notice which Tenant may have under any statute or law now or hereafter in effect;
    Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after the same is due;
    A general assignment by Tenant or any guarantor or surety of Tenant's obligations hereunder (collectively, "Guarantor") for the benefit of creditors;
    The filing of a voluntary petition in bankruptcy by Tenant or any Guarantor, the filing by Tenant or any Guarantor of a voluntary petition for an arrangement, the filing by or against Tenant or any Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant or any Guarantor, said involuntary petition remaining undischarged for a period of sixty (60) days;
    Receivership, attachment, or other judicial seizure of substantially all of Tenant's assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;
    Death or disability of Tenant or any Guarantor, if Tenant or such Guarantor is a natural person, or the failure by Tenant or any Guarantor to maintain its legal existence, if Tenant or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity;
    Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Paragraphs 31 or 32 or 43, and/or failure by Tenant to deliver to Landlord a financial statement within the time period and in the manner required by Paragraph 41;
    An assignment or sublease, or attempted assignment or sublease, of this Lease or the Premises by Tenant contrary to the provision of Paragraph 24, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord's consent thereto or is otherwise a Permitted Transfer;
    Failure of Tenant to restore the Letter of Credit or, if applicable, the Security Deposit to the amount and within the time period provided in Paragraph 7 above and Paragraph 8 above, respectively;
    Failure in the performance of any of Tenant's covenants, agreements or obligations hereunder (except those failures specified as events of Default in any other subparagraphs of this Paragraph 25, which shall be governed by such other Paragraphs), which failure continues for ten (10) days after written notice thereof from Landlord to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such ten (10) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph so long as Tenant thereafter diligently and continuously prosecutes the cure to completion and actually completes such cure within thirty (30) days after the giving of the aforesaid written notice;
    Chronic overuse by Tenant or Tenant's Agents of the number of undesignated parking spaces set forth in the Basic Lease Information. "Chronic overuse" shall mean use by Tenant or Tenant's Agents of a number of parking spaces greater than the number of parking spaces set forth in the Basic Lease Information more than five (5) times during the Term after written notice by Landlord;
    Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease; and
    Any failure by Tenant to discharge any lien or encumbrance placed on the Project or any part thereof in violation of this Lease within fifteen (15) days after the date such lien or encumbrance is filed or recorded against the Project or any part thereof.

  Tenant agrees that any notice given by Landlord pursuant to this Paragraph 25 shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

  Landlord's Remedies
    Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
      the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, (A) any costs or expenses incurred by Landlord (1) in retaking possession of the Premises; (2) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (3) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (4) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord to the benefit of Tenant in consideration of this Lease including, but not limited to, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including, without limitation, any unamortized portion of the Initial Alterations Allowance (such Initial Alterations Allowance to be amortized over the Term on a straight- line basis)), or assumptions by Landlord of any of Tenant's previous lease obligations; plus such reasonable attorneys' fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

    As used in subparagraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

    Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's Default and abandonment and recover Rent as it becomes due, provided that Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Paragraph 26(b), the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises:
      Acts of maintenance or preservation or efforts to relet the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or
      The appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.
    Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.
    Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Paragraph 26(c) or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph 26(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord's sole discretion. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (i) to reasonable attorneys' fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (ii) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (iii) to the payment of any costs of such reletting; (iv) to the payment of the costs of any alterations and repairs to the Premises; (v) to the payment of Rent due and unpaid hereunder; and (vi) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.
    Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Paragraph 26 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.
    Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.
    No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant's estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.
  Landlord's Right to Perform Tenant's Obligations
    Without limiting the rights and remedies of Landlord contained in Paragraph 26 above, if Tenant shall be in Default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord's option, without any obligation to do so, and without notice to Tenant, unless otherwise required by Paragraph 26 above, perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant's Agents.
    Without limiting the rights of Landlord under Paragraph 27(a) above, Landlord shall have the right at Landlord's option, without any obligation to do so, to perform any of Tenant's covenants or obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its sole and absolute judgment, or if Landlord otherwise determines in its reasonable discretion that such performance is necessary or desirable for the preservation of the rights and interests or safety of other tenants of the Building or the Project.
    If Landlord performs any of Tenant's obligations hereunder in accordance with this Paragraph 27, the full amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Rent, the full amount thereof with interest thereon from the date of payment by Landlord at the lower of (i) ten percent (10%) per annum, or (ii) the highest rate permitted by applicable law.
  Attorneys' Fees
    If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.
    Without limiting the generality of Paragraph 28(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord actual attorneys' fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.
  Taxes

  Tenant shall be liable for and shall pay, prior to delinquency, all taxes levied against Tenant's Property. If any Alteration installed by Tenant or any of Tenant's Property is assessed and taxed with the Project or Building, Tenant shall pay such taxes to Landlord within fifteen (15) days after delivery to Tenant of a statement therefor.

  Effect of Conveyance

  The term "Landlord" as used in this Lease means, from time to time, the then current owner of the Building or the Project containing the Premises, so that, in the event of any sale of the Building or the Project, and the transfer to Landlord's successor of the Security Deposit or Letter of Credit, as applicable, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Building or the Project has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

  Tenant's Estoppel Certificate

  From time to time, upon written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord or its designee, an Estoppel Certificate in substantially the form attached hereto as Exhibit F and with any other statements reasonably requested by Landlord or its designee. Any such Estoppel Certificate delivered pursuant to this Paragraph 31 may be relied upon by a prospective purchaser of Landlord's interest or a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Premises. If Tenant shall fail to provide such certificate within fifteen (15) days of receipt by Tenant of a written request by Landlord as herein provided, such failure shall, at Landlord's election, constitute a Default under this Lease, and Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

  Subordination

  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases affecting the Building or the Project now or hereafter existing and each of the terms, covenants and conditions thereto (the "Superior Lease(s)"), and to all mortgages which may now or hereafter affect the Building, the Project or any of such leases and each of the terms, covenants and conditions thereto (the "Superior Mortgage(s)"), whether or not such mortgages shall also cover other lands, buildings or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages. This Paragraph shall be self-operative and no further instrument of subordination shall be required. Tenant shall promptly execute, acknowledge and deliver any reasonable instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination; if Tenant fails to execute, acknowledge and deliver any such instrument within fifteen (15) business days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. Without limiting the foregoing, Tenant's failure to execute, acknowledge and deliver such instrument within the aforesaid time period shall constitute a Default hereunder. As used herein the lessor of a Superior Lease or its successor in interest is herein called "Superior Lessor"; and the holder of a Superior Mortgage is herein called "Superior Mortgagee".

  Notwithstanding the foregoing terms of this Paragraph 32, if a Superior Lease or Superior Mortgage is hereafter placed against or affecting any or all of the Building or the Premises or any or all of the Building and improvements now or at any time hereafter constituting a part of or adjoining the Building, Landlord shall use commercially reasonable efforts to obtain an agreement from the holder thereof in recordable form and substantially in the form attached hereto as Exhibit H or otherwise in form and substance reasonably acceptable to Tenant, whereby the holder of such Superior Lease or Superior Mortgage agrees that the Tenant, upon paying the Base Rent and all of the Additional Rent and other charges herein provided for, and observing and complying with the covenants, agreements and conditions of this Lease on its part to be observed and complied with, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease (including any exercised renewal term), without hindrance or interference from anyone claiming by or through said Superior Mortgagee or Superior Lessor and that said Superior Mortgagee or Superior Lessor shall respect Tenant's rights under the Lease and, upon succeeding to Landlord's interest in the Building and Lease, shall observe and comply with all of Landlord's duties under the Lease.

  If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord's rights herein called "Successor Landlord"), then Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Lease (without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. This Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder; (b) be subject to any offset, not expressly provided for in this Lease; or (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month's Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the Successor Landlord (or its predecessor in interest).

  Environmental Covenants
    Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate ("Initial Disclosure Certificate"), a fully completed copy of which is attached hereto as Exhibit G and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Initial Disclosure Certificate is true and correct and accurately describes the Hazardous Materials which will be manufactured, treated, used or stored on or about the Premises by Tenant or Tenant's Agents. Tenant shall, on each anniversary of the Commencement Date and at such other times as Tenant desires to manufacture, treat, use or store on or about the Premises new or additional Hazardous Materials which were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an "Updated Disclosure Certificate") describing Tenant's then current and proposed future uses of Hazardous Materials on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that which is set forth in Exhibit G or in such updated format as Landlord may require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use or storage of new or additional Hazardous Materials on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Materials in its sole and absolute discretion. Tenant shall make no use of Hazardous Materials on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Paragraph 33(a).
    As used in this Lease, the term "Hazardous Materials" shall mean and include any substance that is or contains: (i) any "hazardous substance" as now or hereafter defined in  101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C.  9601 et seq.) or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended ("RCRA") (42 U.S.C.  6901 et seq.) or any regulations promulgated under RCRA; (iii) any substance now or hereafter regulated by the Toxic Substances Control Act, as amended ("TSCA") (15 U.S.C.  2601 et seq.) or any regulations promulgated under TSCA; (iv) petroleum, petroleum by-products, gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) lead and lead-containing materials; or (viii) any additional substance, material or waste (A) the presence of which on or about the Premises (1) requires reporting, investigation or remediation under any Environmental Laws (as hereinafter defined), (2) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (3) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.
    As used in this Lease, the term "Environmental Laws" shall mean and include: (i) CERCLA, RCRA and TSCA; and (ii) any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (A) pollution, (B) the protection or regulation of human health, natural resources or the environment, (C) the treatment, storage or disposal of Hazardous Materials, or (D) the emission, discharge, release or threatened release of Hazardous Materials into the environment.
    Tenant agrees that during its use and occupancy of the Premises it will: (i) not (A) permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant's business or (B) release, discharge or dispose of any Hazardous Materials on, in, at, under, or emanating from, the Premises, the Building or the Project; (ii) comply with all Environmental Laws relating to the Premises and the use of Hazardous Materials on or about the Premises and not engage in or permit others to engage in any activity at the Premises in violation of any Environmental Laws; and (iii) immediately notify Landlord of (A) any inquiry, test, investigation or enforcement proceeding by any governmental agency or authority against Tenant, Landlord or the Premises, Building or Project relating to any Hazardous Materials or under any Environmental Laws or (B) the occurrence of any event or existence of any condition that would cause a breach of any of the covenants set forth in this Paragraph 33.
    If Tenant's use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises, the Building or the Project, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with: (i) the requirements of (A) all Environmental Laws and (B) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Building or the Project.
    Upon not less than twenty-four (24) hours' notice to Tenant (except in the case of an emergency, in which event no notice shall be required), Landlord may inspect the Premises and surrounding areas for the purpose of determining whether there exists on or about the Premises any Hazardous Material or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall use reasonable efforts to perform such inspections in a manner so as to avoid, to the extent reasonably possible, unreasonable interference with Tenant's business operations in the Premises. Landlord shall conduct no more than one inspection annually during the Term of this Lease, unless Landlord reasonably believes that Tenant is currently violating Environmental Laws at the Premises or that Hazardous Materials may have come to be located in, or around the Project. In the event (i) such inspections reveal the presence of any such Hazardous Material or other condition or activity in violation of the requirements of this Lease or of any Environmental Laws, or (ii) Tenant or its Agents contribute or knowingly consent to the presence of any Hazardous Materials in, on, under, through or about the Premises, the Building or the Project or exacerbate the condition of or the conditions caused by any Hazardous Materials in, on, under, through or about the Premises, the Building or the Project, Tenant shall reimburse Landlord for the cost of such inspections within ten (10) days of receipt of a written statement therefor. Tenant will supply to Landlord such historical and operational information regarding the Premises and surrounding areas as may be reasonably requested to facilitate any such inspection and will make available for meetings appropriate personnel having knowledge of such matters. Tenant agrees to give Landlord at least sixty (60) days' prior notice of its intention to vacate the Premises so that Landlord will have an opportunity to perform such an inspection prior to such vacation. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord's part to inspect the Premises, or liability on the part of Landlord for Tenant's use, storage, treatment or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.
    Landlord shall have the right, but not the obligation, prior or subsequent to a Default, without in any way limiting Landlord's other rights and remedies under this Lease, to enter upon the Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under, or emanating from, the Premises, the Building or the Project in violation of Tenant's obligations under this Lease or under any Environmental Laws. Notwithstanding any other provision of this Lease, Landlord shall also have the right, at its election, in its own name or as Tenant's agent, to negotiate, defend, approve and appeal, at Tenant's expense, any action taken or order issued by any governmental agency or authority with regard to any such Hazardous Materials or contamination by Hazardous Materials. All costs and expenses paid or incurred by Landlord in the exercise of the rights set forth in this Paragraph 33 shall be payable by Tenant upon demand.
    Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on, about or near the Premises by Tenant or Tenant's Agents, and, as to Tenant's use of Hazardous Materials in or about the Premises, in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Building or the Project, including, without limitation, the obtaining of any closure permits or other governmental permits or approvals. Tenant's obligations and liabilities pursuant to the provisions of this Paragraph 33 shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Premises, the Building, and/or the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, including, without limitation, all Environmental Laws, at the expiration or earlier termination of this Lease, then at Landlord's sole option, Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date and prior to the appearance of such Hazardous Materials except for normal wear and tear, including, without limitation, the conduct or performance of any closures as required by any Environmental Laws. The burden of proof hereunder shall be upon Tenant. For purposes hereof, the term "normal wear and tear" shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building, and/or the Project in any manner whatsoever related to directly, or indirectly, Hazardous Materials. Any such holdover by Tenant will be with Landlord's consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Paragraph 36 of this Lease.
    Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses (including, without limitation, loss in value of the Premises, the Building or the Project, liabilities and expenses (including attorneys' fees)) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises, the Building or the Project by Tenant or Tenant's Agents, or (ii) Tenant's breach of any provision of this Paragraph 33.
    Notwithstanding anything to the contrary contained in Paragraph 10(a) above or Paragraphs 33(a) through 33(i) above, Tenant shall not be responsible for the inspection, clean up or remediation of, and shall not be required to indemnify Landlord against any costs or liabilities attributable to, any Hazardous Materials placed on or about the Premises (i) by third parties not related to Tenant or Tenant's Agents, including, without limitation, any Hazardous Materials existing on the Premises prior to the Commencement Date, or (ii) by Landlord at anytime (collectively, "Third Party Hazardous Materials"), except in either case to the extent that Tenant or Tenant's Agents have contributed to or exacerbated the presence of such Third Party Hazardous Materials or have failed to take reasonable actions to prevent such Third Party Hazardous Material from becoming placed on or about the Premises. As between Landlord and Tenant, Landlord shall be responsible for the cleanup or remediation of any Third Party Hazardous Materials; provided, however, that Landlord shall not be required to undertake any cleanup or remedial actions unless Landlord is ordered to do so by governmental authorities or a court of competent jurisdiction (Landlord hereby specifically reserving the right to negotiate the timing and scope of any such cleanup or remedial actions); and provided, further, that Landlord expressly reserves all rights (including, without limitation, all rights of contribution) against third parties responsible, directly or indirectly, for any such Third Party Hazardous Materials.
    In addition to any obligation of Landlord under Paragraph 33(j) above, in the event that, during the course of construction of the Initial Alterations, Tenant discovers the existence of any Third Party Hazardous Materials located within the Building (and specifically excluding any Third Party Hazardous Materials located in the soil or groundwater beneath the Building or otherwise outside of the Building), and if as a result of the existence of such Third Party Hazardous Materials, Tenant is prevented from substantially completing the construction of the Initial Alterations, then Landlord shall cause such Third Party Hazardous Materials to be removed from the Building or otherwise remediated to the extent necessary to allow Tenant to substantially complete the construction, but solely to the extent that Landlord determines, in the exercise of its reasonable business judgment, that removal or remediation is the prudent course of action to take, given the nature and extent of the Third Party Hazardous Materials and other factors which Landlord deems reasonable to consider. In the event that Landlord determines to proceed with the removal or remediation of such Third Party Hazardous Materials, then the Commencement Date shall be delayed (or, if the Commencement Date has already occurred, Tenant's obligation to pay Base Rent shall be abated) for a period equal to the time required by Landlord to remove or otherwise remediate the Third Party Hazardous Materials to the extent necessary to allow Tenant to substantially complete the construction.
    The provisions of this Paragraph 33 shall survive the expiration or earlier termination of this Lease.
  Notices

  All notices and demands which are required or may be permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or overnight courier, addressed to the addressee at Tenant's Address or Landlord's Address as specified in the Basic Lease Information, or to such other place as either party may from time to time designate in a notice to the other party given as provided herein. Copies of all notices and demands given to Landlord shall additionally be sent to Landlord's property manager at the address specified in the Basic Lease Information or at such other address as Landlord may specify in writing from time to time. Notice shall be deemed given upon actual receipt (or attempted delivery if delivery is refused), if personally delivered, or one (1) business day following deposit with a reputable overnight courier that provides a receipt, or on the third (3rd) day following deposit in the United States mail in the manner described above.

  Waiver

  The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord in regard to any Default by Tenant shall impair such a right or remedy or be construed as a waiver. Any waiver by Landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.

  Holding Over

  Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default and, without limiting Landlord's remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate equal to one hundred fifty percent (150%) of the greater of (i) the fair market rental value for the Premises as determined by Landlord, or (ii) the Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable; provided, however, that in no event shall any renewal or expansion option or other similar right or option contained in this Lease be deemed applicable to any such tenancy at sufferance. If the Premises are not surrendered at the end of the Term or sooner termination of this Lease, and in accordance with the provisions of Paragraphs 12 and 33(h), Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys' fees and costs.

  Successors and Assigns

  The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

  Time

  Time is of the essence of this Lease and each and every term, condition and provision herein.

  Brokers

  Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Basic Lease Information in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party.

  Limitation of Liability

  Tenant agrees that, in the event of any default or breach by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises, Tenant's remedies shall be limited solely and exclusively to the interest in the Project of the then current Landlord. Neither Landlord, nor any of the Landlord Parties (as hereinafter defined) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Paragraph 40 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), future member in Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with Tenant's business, including, but not limited to, loss or profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The provisions of this Paragraph shall apply only to the Landlord and the parties herein described, and shall not be for the benefit of any insurer nor any other third party. For purposes of this Lease, "Landlord Parties" shall mean, collectively Landlord, its partners, shareholders, officers, directors, employees, investment advisors, or any successor in interest of any of them.

  Financial Statements

  Within twenty (20) days after Landlord's request, which request shall not be made more than once during any calendar quarter during the Term (or, if at any time during the Term Tenant shall no longer be a Public Company, more than two (2) times during any calendar year), Tenant shall deliver to Landlord the then current financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available), prepared or compiled by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with GAAP.

  Rules and Regulations

  Tenant agrees to comply with such reasonable rules and regulations as Landlord may adopt from time to time for the orderly and proper operation of the Building and the Project. Such rules may include but shall not be limited to the following: (a) restriction of employee parking to a limited, designated area or areas; and (b) regulation of the removal, storage and disposal of Tenant's refuse and other rubbish at the sole cost and expense of Tenant. The then current rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said rules and regulations. Landlord's current rules and regulations are attached to this Lease as Exhibit D.

  Mortgagee Protection

  Tenant agrees to give to any trust deed or mortgage holder ("Holder"), by registered mail, at the same time as it is given to Landlord, a copy of any notice of default given to Landlord, provided that, prior to such notice, Tenant has been notified, in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional twenty (20) days after expiration of such period, or after receipt of such notice from Tenant (if such notice to the Holder is required by this Paragraph 0), whichever shall last occur within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such twenty (20) days, any Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.

  Entire Agreement

  This Lease, including the Exhibits and any Addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect.

  Interest

  Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within ten (10) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at an annual rate equal to the maximum rate of interest permitted by law. Payment of such interest shall not excuse or cure any Default by Tenant. In addition, Tenant shall pay all costs and attorneys' fees incurred by Landlord in collection of such amounts.

  Construction

  This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.

  Representations and Warranties of Tenant

  Tenant hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease.

    If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.
    Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
  Security
    Tenant acknowledges and agrees that, while Landlord may engage security personnel to patrol the Building or the Project, Landlord is not providing any security services with respect to the Premises, the Building or the Project and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, the Building or the Project.
    Tenant hereby agrees to the exercise by Landlord and Landlord's Agents, within their reasonable discretion, of such security measures as, but not limited to, the evacuation of the Premises, the Building or the Project for cause, suspected cause or for drill purposes, the denial of any access to the Premises, the Building or the Project and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury. The exercise of such security measures by Landlord and Landlord's Agents, and the resulting interruption of service and cessation of Tenant's business, if any, shall not be deemed an eviction or disturbance of Tenant's use and possession of the Premises, or any part thereof, or render Landlord or Landlord's Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant's obligations under this Lease.
  Jury Trial Waiver

  Tenant hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Landlord, Tenant or any other party, relating to (i) this Lease and/or any understandings or prior dealings between the parties hereto, or (ii) the Premises, the Building or the Project or any part thereof, or (b) to which Landlord is a party. Tenant hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and Tenant does hereby constitute and appoint Landlord its true and lawful attorney-in-fact, which appointment is coupled with an interest, and Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

  Parking
    Tenant shall have a license to use one hundred seventy-six (176) non-exclusive and undesignated parking spaces (the "Unreserved Parking Spaces") in the locations within the Parking Areas shown on Exhibit B hereto; provided, however, that Landlord shall not be required to enforce Tenant's right to use such Unreserved Parking Spaces (but Landlord shall use reasonable efforts to resolve any disputes that may arise between tenants of the Project concerning parking); and provided, further, that the number of Unreserved Parking Spaces allocated to Tenant hereunder shall be reduced on a proportionate basis in the event any of the parking spaces in the Parking Areas are taken or otherwise eliminated as a result of any Condemnation (as hereinafter defined) or casualty event affecting such Parking Areas.
    In addition to Tenant's license to use the Unreserved Parking Spaces in accordance with Paragraph 50(a) above, Tenant shall have a license to use the additional parking spaces shown on Exhibit B hereto (the "Non-Conforming Parking Spaces") on the terms set forth in this Paragraph 50(b). Tenant understands and acknowledges that the Non-Conforming Parking Spaces do not conform to current Laws, including, the codes and requirements of the City of Sunnyvale (the "City"), and that Tenant's license to use the Non-Conforming Parking Spaces shall be limited or discontinued if required by the City or any other governmental agency. Without limiting the generality of the foregoing, if the City requires Landlord to restripe the Non-Conforming Parking Spaces in a manner that results in a reduction in the aggregate number of Non-Conforming Parking Spaces, then Tenant's license shall automatically be modified to relate only to the Non-Conforming Parking Spaces remaining following such restriping. Landlord shall not be required to enforce Tenant's right to use the Non-Conforming Parking Spaces (but Landlord shall use reasonable efforts to resolve any disputes that may arise between tenants of the Project concerning parking). The Non-Conforming Parking Spaces allocated to Tenant hereunder shall be reduced in the event any of such Non-Conforming Parking Spaces are taken or otherwise eliminated as a result of any Condemnation or casualty event affecting the Parking Areas.
  Option to Renew
    Tenant shall have one (1) option (the "Renewal Option") to extend the Term for a period of five (5) years beyond the Expiration Date (the "Renewal Term"). The Renewal Option is personal to Cepheid and may not be exercised by any sublessee or assignee, or by any other successor or assign of Cepheid, other than a Tenant Affiliate to whom Tenant has assigned its entire right, title and interest in and to this Lease pursuant to Paragraph 24(d) above. The Renewal Option shall be effective only if Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of exercise of the Renewal Option or the time of commencement of the Renewal Term. The Renewal Option must be exercised, if at all, by written notice ("Election Notice") from Tenant to Landlord given not more than nine (9) months nor less than six (6) months prior to the expiration of the Term. Any such notice given by Tenant to Landlord shall be irrevocable. If Tenant fails to exercise the Renewal Option in a timely manner as provided for above, the Renewal Option shall be void. The Renewal Term shall be upon the same terms and conditions as the initial Term, except that (i) no further Renewal Option shall be available to Tenant at the expiration of the Renewal Term, and (ii) the Base Rent during the Renewal Term (the "Renewal Rate") shall be equal to the higher of (A) the "prevailing market rate" for space in similarly situated buildings in the vicinity of the Project comparable to the Building in location, condition, quality and type at the commencement of the Renewal Term (the "Prevailing Rate"), or (B) the Base Rent due hereunder during the last month of the initial Term. The term "prevailing market rate" shall mean the base rental for such comparable space, taking into account any additional rental and all other payments and escalations payable hereunder and by tenants under leases of such comparable space. The Prevailing Rate shall be determined in accordance with Paragraph 51(b) below.
    Within thirty (30) days after Landlord's receipt of the Election Notice or as soon thereafter as is reasonably practicable, Landlord shall notify Tenant in writing (the "Renewal Rate Notice") of the Renewal Rate. Tenant shall have twenty (20) days (the "Response Period") after receipt of the Renewal Rate Notice to advise Landlord whether or not Tenant agrees with Landlord's determination of the Renewal Rate. If Tenant does not respond to Landlord in writing within the Response Period, then Tenant shall be deemed to have accepted the Renewal Rate specified by Landlord in the Renewal Rate Notice. If Tenant agrees or is deemed to have agreed with Landlord's determination of the Renewal Rate, then such determination shall be final and binding on the parties. If Tenant notifies Landlord in writing during the Response Period that Tenant disagrees with Landlord's determination of the Renewal Rate, then within twenty (20) days after Landlord's receipt of Tenant's written notice, Landlord and Tenant shall each retain a licensed commercial real estate broker with at least five (5) years' experience negotiating commercial lease transactions in the City. If only one broker is appointed by the parties during such twenty (20) day period, then such broker shall, within twenty (20) days after his or her appointment, determine the Prevailing Rate, and the Renewal Rate shall be the higher of (i) the Prevailing Rate so determined by such broker, or (ii) the Base Rent due hereunder during the last month of the initial Term. If Landlord and Tenant each appoint a broker during such twenty (20) day period as contemplated hereunder, then the brokers shall meet at least two (2) times during the thirty (30) day period commencing on the date on which the last of the brokers has been appointed (the "Broker Negotiation Period") to attempt to mutually agree upon the Prevailing Rate. If the brokers agree upon the Prevailing Rate on or before the expiration of the Broker Negotiation Period, then the higher of (A) the Prevailing Rate so determined by the brokers, or (B) the Base Rent due hereunder during the last month of the initial Term, shall be the "Renewal Rate" for all purposes of this Lease. If the brokers cannot agree upon the Prevailing Rate at the expiration of the Broker Negotiation Period, but if the determinations of such brokers differ by less than five percent (5%) of the higher of the two, the Prevailing Rate shall be the average of the two determinations. In the event such determinations differ by more than five percent (5%) of the higher of the two, then such appraisers shall within twenty (20) days designate a third broker, who shall have the same qualifications required for the initial two brokers. If the two brokers fail to agree upon and appoint a third broker, then the third broker shall be appointed by J.A.M.S./ENDISPUTE. The third broker shall, within twenty (20) days after his or her appointment, make a determination of the Prevailing Rate. The determinations of Prevailing Rate prepared by all three (3) brokers shall be compared and the Prevailing Rate shall be the average of the two closest determinations. Such determination shall be final and binding upon the parties. The Renewal Rate shall be the higher of (1) the Prevailing Rate so determined in accordance with the foregoing sentence, and (2) the Base Rent due hereunder during the last month of the initial Term (provided, however, that solely for the purposes of the foregoing clause (2), the Base Rent due hereunder during the last month of the initial Term shall be calculated at the rate of One and 68/100 Dollars ($1.68) per rentable square foot). Landlord and Tenant shall each bear the expense of the broker selected by it and shall share equally the expense of the third broker, if any. Promptly following the determination of the Renewal Rate pursuant to this Paragraph 51(b), the parties shall execute an amendment to this Lease memorializing such Renewal Rate.

Landlord and Tenant have executed and delivered this Lease as of the Lease Date specified in the Basic Lease Information.

Landlord:	Aetna Life Insurance Company, a Connecticut corporation By: UBS Realty Investors llc, Its Investment Advisor and Agent By: Name: Title:
Tenant:	Cepheid, a California corporation By: Name: Title:

Exhibit A

Diagram of the Premises

Exhibit B

Diagram Showing Location of Unreserved Parking Spaces and Non-Conforming Parking Spaces

Exhibit C

Commencement and Expiration Date Memorandum
Landlord:	Aetna Life Insurance Company
Tenant:	Cepheid
Lease Date:	October ___, 2001
Premises:	Located at 904 Caribbean Drive, Sunnyvale, California

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is hereby established as __________, 2002 and the Expiration Date is __________, 2012. Tenant shall commence paying Rent under the Lease on __________, 2002.

Tenant:	Cepheid, a California corporation By: Name: Title:

Approved and Agreed:

Landlord: Aetna Life Insurance Company, a Connecticut corporation By: UBS Realty Investors llc, Its Investment Advisor and Agent By: Name: Title:

Exhibit D

Rules and Regulations

This exhibit, entitled "Rules and Regulations," is and shall constitute Exhibit D to the Lease Agreement, dated as of the Lease Date, by and between Landlord and Tenant for the Premises. The terms and conditions of this Exhibit D are hereby incorporated into and are made a part of the Lease. Capitalized terms used, but not otherwise defined, in this Exhibit D have the meanings ascribed to such terms in the Lease.

  Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the consent of Landlord.
  All window coverings installed by Tenant and visible from the outside of the building require the prior written approval of Landlord.
  Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, except to the extent that Tenant is permitted to use the same under the terms of Paragraph 33 of the Lease.
  Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.
  Tenant shall park motor vehicles in parking areas designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow around the Building or the Project and loading and unloading areas of other tenants. Tenant shall not park motor vehicles in designated parking areas after the conclusion of normal daily business activity.
  Tenant shall not unreasonably disturb, solicit or canvas any tenant or other occupant of the Building or Project and shall cooperate to prevent same.
  No person shall go on the roof without Landlord's permission other than to perform any inspections, maintenance or repairs required of Tenant under the terms of the Lease.
  Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or in noise-dampening housing or other devices sufficient to eliminate noise or vibration.
  All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.
  Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Project or on streets adjacent thereto.
  Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.
  Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.
  Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises. No displays or sales of merchandise shall be allowed in the parking lots or other common areas.
  Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Project or any of the common areas.

Exhibit E

Budgetary Cost Proposal

Exhibit F

Form of Tenant Estoppel Certificate

____________________ (herein "Tenant") hereby certifies to ____________________ and its successors and assigns that Tenant leases from ____________________ ("Landlord") approximately _____ square feet of space (the "Premises") in __________ pursuant to that certain Lease Agreement dated __________, _____ by and between Landlord and Tenant, as amended by _________________________ (collectively, the "Lease"), a true and correct copy of which is attached hereto as Exhibit A. Tenant hereby certifies to ____________________, that as of the date hereof:

  The Lease is in full force and effect and has not been modified, supplemented or amended, except as set forth in the introductory paragraph hereof.
  Tenant is in actual occupancy of the Premises under the Lease and Tenant has accepted the same. Landlord has performed all obligations under the Lease to be performed by Landlord, including, without limitation, completion of all tenant work required under the Lease and the making of any required payments or contributions therefor. Tenant is not entitled to any further payment or credit for tenant work.
  The initial term of the lease commenced __________, _____ and shall expire __________, _____. Tenant has the following rights to renew or extend the term of the Lease or to expand the Premises: ___________________________________.
  Tenant has not paid any rentals or other payments more than one (1) month in advance except as follows: ___________________________________.
  Base Rent payable under the Lease is _______________ Dollars ($__________). Base Rent and additional Rent have been paid through __________, _____. There currently exists no claims, defenses, rights of set-off or abatement to or against the obligations of Tenant to pay Base Rent or Additional Rent or relating to any other term, covenant or condition under the Lease.
  There are no concessions, bonuses, free months' rent, rebates or other matters affecting the rentals except as follows: ___________________________________.
  No security or other deposit has been paid with respect to the Lease except as follows: ___________________________________.
  Landlord is not currently in default under the Lease and there are no events or conditions existing which, with or without notice or the lapse of time, or both, could constitute a default of the Landlord under the Lease or entitle Tenant to offsets or defenses against the prompt payment of rent except as follows: ___________________________________. Tenant is not in default under any of the terms and conditions of the lease nor is there now any fact or condition which, with notice or lapse of time or both, will become such a default.
  Tenant has not assigned, transferred, mortgaged or otherwise encumbered its interest under the lease, nor subleased any of the Premises nor permitted any person or entity to use the Premises except as follows: ___________________________________.
  Tenant has no rights of first refusal or options to purchase the property of which the Premises is a part.
  The Lease represents the entire agreement between the parties with respect to Tenant's right to use and occupy the Premises.

Tenant acknowledges that the parties to whom this certificate is addressed will be relying upon the accuracy of this certificate in connection with their acquisition and/or financing of the Premises.

In Witness Whereof, Tenant has caused this certificate to be executed this _____ day of __________, _____.

Tenant:	, a By: Name: Title:

Exhibit G

Hazardous Materials Disclosure Certificate

Your cooperation in this matter is appreciated. Initially, the information provided by you in this Hazardous Materials Disclosure Certificate is necessary for the Landlord to evaluate your proposed uses of the premises (the "Premises") and to determine whether to enter into a lease agreement with you as tenant. If a lease agreement is signed by you and the Landlord (the "Lease Agreement"), on an annual basis in accordance with the provisions of Paragraph 33 of the Lease Agreement, you are to provide an update to the information initially provided by you in this certificate. Any questions regarding this certificate should be directed to, and when completed, the certificate should be delivered to:

Landlord: Aetna Life Insurance Company
c/o UBS Realty Investors llc
455 Market Street, Suite 1540
San Francisco, California 94105
Attention: Asset Manager, Caribbean Drive
Phone: (415) 538-4800

Name of (Prospective) Tenant:

Mailing Address:

Contact Person, Title and Telephone Number(s):

Contact Person for Hazardous Waste Materials Management and Manifests and Telephone Number(s):

Address of (Prospective) Premises:

Length of (Prospective) initial Term:

Automatic Numbering using Sequence Codes

1. General Information:

Describe the proposed operations to take place in, on, or about the Premises, including, without limitation, principal products processed, manufactured or assembled, and services and activities to be provided or otherwise conducted. Existing tenants should describe any proposed changes to on-going operations.

2. Use, Storage and Disposal of Hazardous Materials

2.1 Will any Hazardous Materials (as hereinafter defined) be used, generated, treated, stored or disposed of in, on or about the Premises? Existing tenants should describe any Hazardous Materials which continue to be used, generated, treated, stored or disposed of in, on or about the Premises.

Wastes	Yes ☐	No ☐
Chemical Products	Yes ☐	No ☐
Other	Yes ☐	No ☐

If Yes is marked, please explain:

2.2 If Yes is marked in Section 2.1, attach a list of any Hazardous Materials to be used, generated, treated, stored or disposed of in, on or about the Premises, including the applicable hazard class and an estimate of the quantities of such Hazardous Materials to be present on or about the Premises at any given time; estimated annual throughput; the proposed location(s) and method of storage (excluding nominal amounts of ordinary household cleaners and janitorial supplies which are not regulated by any Environmental Laws, as hereinafter defined); and the proposed location(s) and method(s) of treatment or disposal for each Hazardous Material, including the estimated frequency, and the proposed contractors or subcontractors. Existing tenants should attach a list setting forth the information requested above and such list should include actual data from on-going operations and the identification of any variations in such information from the prior year's certificate.

3. Storage Tanks and Sumps

3.1 Is any above or below ground storage or treatment of gasoline, diesel, petroleum, or other Hazardous Materials in tanks or sumps proposed in, on or about the Premises? Existing tenants should describe any such actual or proposed activities.
Yes ☐	No ☐

If yes, please explain:

4. Waste Management

4.1 Has your company been issued an EPA Hazardous Waste Generator I.D. Number? Existing tenants should describe any additional identification numbers issued since the previous certificate.
Yes ☐	No ☐

4.2 Has your company filed a biennial or quarterly reports as a hazardous waste generator? Existing tenants should describe any new reports filed.
Yes ☐	No ☐

If yes, attach a copy of the most recent report filed.

5. Wastewater Treatment and Discharge

5.1 Will your company discharge wastewater or other wastes to:

_____ storm drain?	_____ sewer?
_____ surface water?	_____ no wastewater or other wastes discharged.

Existing tenants should indicate any actual discharges. If so, describe the nature of any proposed or actual discharge(s).

5.2 Will any such wastewater or waste be treated before discharge?
Yes ☐	No ☐

If yes, describe the type of treatment proposed to be conducted. Existing tenants should describe the actual treatment conducted.

6. Air Discharges

6.1 Do you plan for any air filtration systems or stacks to be used in your company's operations in, on or about the Premises that will discharge into the air; and will such air emissions be monitored? Existing tenants should indicate whether or not there are any such air filtration systems or stacks in use in, on or about the Premises which discharge into the air and whether such air emissions are being monitored.
Yes ☐	No ☐

If yes, please describe:

6.2 Do you propose to operate any of the following types of equipment, or any other equipment requiring an air emissions permit? Existing tenants should specify any such equipment being operated in, on or about the Premises.

_____ Spray booth(s)	_____ Incinerator(s)
_____ Dip tank(s)	_____ Other (Please describe)
_____ Drying oven(s)	_____ No Equipment Requiring Air Permits

If yes, please describe:

6.3 Please describe (and submit copies of with this Hazardous Materials Disclosure Certificate) any reports you have filed in the past [thirty-six] months with any governmental or quasi-governmental agencies or authorities related to air discharges or clean air requirements and any such reports which have been issued during such period by any such agencies or authorities with respect to you or your business operations.

7. Hazardous Materials Disclosures

7.1 Has your company prepared or will it be required to prepare a Hazardous Materials management plan ("Management Plan") or Hazardous Materials Business Plan and Inventory ("Business Plan") pursuant to Fire Department or other governmental or regulatory agencies' requirements? Existing tenants should indicate whether or not a Management Plan is required and has been prepared.
Yes ☐	No ☐

If yes, attach a copy of the Management Plan or Business Plan. Existing tenants should attach a copy of any required updates to the Management Plan or Business Plan.

7.2 Are any of the Hazardous Materials, and in particular chemicals, proposed to be used in your operations in, on or about the Premises listed or regulated under Proposition 65? Existing tenants should indicate whether or not there are any new Hazardous Materials being so used which are listed or regulated under Proposition 65.
Yes ☐	No ☐

If yes, please explain:

8. Enforcement Actions and Complaints

8.1 With respect to Hazardous Materials or Environmental Laws, has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees or has your company received requests for information, notice or demand letters, or any other inquiries regarding its operations? Existing tenants should indicate whether or not any such actions, orders or decrees have been, or are in the process of being, undertaken or if any such requests have been received.
Yes ☐	No ☐

If yes, describe the actions, orders or decrees and any continuing compliance obligations imposed as a result of these actions, orders or decrees and also describe any requests, notices or demands, and attach a copy of all such documents. Existing tenants should describe and attach a copy of any new actions, orders, decrees, requests, notices or demands not already delivered to Landlord pursuant to the provisions of Paragraph 33 of the Lease Agreement.

8.2 Have there ever been, or are there now pending, any lawsuits against your company regarding any environmental or health and safety concerns?
Yes ☐	No ☐

If yes, describe any such lawsuits and attach copies of the complaint(s), cross-complaint(s), pleadings and other documents related thereto as requested by Landlord. Existing tenants should describe and attach a copy of any new complaint(s), cross-complaint(s), pleadings and other related documents not already delivered to Landlord pursuant to the provisions of Paragraph 33 of the Lease Agreement.

8.3 Have there been any problems or complaints from adjacent tenants, owners or other neighbors at your company's current facility with regard to environmental or health and safety concerns? Existing tenants should indicate whether or not there have been any such problems or complaints from adjacent tenants, owners or other neighbors at, about or near the Premises and the current status of any such problems or complaints.
Yes ☐	No ☐

If yes, please describe. Existing tenants should describe any such problems or complaints not already disclosed to Landlord under the provisions of the signed Lease Agreement and the current status of any such problems or complaints.

9. Permits and Licenses

9.1 Attach copies of all permits and licenses issued to your company with respect to its proposed operations in, on or about the Premises, including, without limitation, any Hazardous Materials permits, wastewater discharge permits, air emissions permits, and use permits or approvals. Existing tenants should attach copies of any new permits and licenses as well as any renewals of permits or licenses previously issued.

As used herein, "Hazardous Materials" shall mean and include any substance that is or contains (a) any "hazardous substance" as now or hereafter defined in  101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C.  9601 et seq.) or any regulations promulgated under CERCLA; (b) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended ("RCRA") (42 U.S.C.  6901 et seq.) or any regulations promulgated under RCRA; (c) any substance now or hereafter regulated by the Toxic Substances Control Act, as amended ("TSCA") (15 U.S.C.  2601 et seq.) or any regulations promulgated under TSCA; (d) petroleum, petroleum by-products, gasoline, diesel fuel, or other petroleum hydrocarbons; (e) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (f) polychlorinated biphenyls; (g) lead and lead-containing materials; or (h) any additional substance, material or waste (i) the presence of which on or about the Premises (A) requires reporting, investigation or remediation under any Environmental Laws (as hereinafter defined), (B) causes or threatens to cause a nuisance on the Premises or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property, or (C) which, if it emanated or migrated from the Premises, could constitute a trespass, or (ii) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws; and "Environmental Laws" shall mean and include (a) CERCLA, RCRA and TSCA; and (b) any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (i) pollution, (ii) the protection or regulation of human health, natural resources or the environment, (iii) the treatment, storage or disposal of Hazardous Materials, or (iv) the emission, discharge, release or threatened release of Hazardous Materials into the environment.

The undersigned hereby acknowledges and agrees that this Hazardous Materials Disclosure Certificate is being delivered to Landlord in connection with the evaluation of a Lease Agreement and, if such Lease Agreement is executed, will be attached thereto as an exhibit. The undersigned further acknowledges and agrees that if such Lease Agreement is executed, this Hazardous Materials Disclosure Certificate will be updated from time to time in accordance with Paragraph 33 of the Lease Agreement. The undersigned further acknowledges and agrees that the Landlord and its partners, lenders and representatives may, and will, rely upon the statements, representations, warranties, and certifications made herein and the truthfulness thereof in entering into the Lease Agreement and the continuance thereof throughout the term, and any renewals thereof, of the Lease Agreement. I [print name] _______________, acting with full authority to bind the (proposed) Tenant and on behalf of the (proposed) Tenant, certify, represent and warrant that the information contained in this certificate is true and correct.

(Prospective) Tenant: Cepheid, a California corporation By: Title: Date:

Exhibit H

Form of Subordination, Non-Disturbance and Attornment Agreement

This Agreement is dated the _____ day of __________, _____, and is made between ____________________, a _______________ having a place of business and mailing address of ____________________ ("Mortgagee"), and ____________________, a _______________ having a place of business and mailing address of ____________________ ("Tenant").

Recitals:

  Tenant has entered into a certain lease ("Lease") dated __________, _____, with ____________________, as lessor ("Landlord") covering certain premises known as ____________________, being part of a premises commonly known as ____________________ and located in ____________________ (the "Premises").
  Mortgagee has agreed to make a mortgage loan in the amount of _______________ Dollars ($__________) (together with all amendments, modifications, supplements, renewals, extensions, spreaders and consolidations thereto, the "Mortgage") to the Landlord, secured by the Premises, and the parties desire to set forth their agreement herein.

Now, Therefore, in consideration of the Premises, and of the sum of One Dollar ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

  Said Lease is and shall be subject and subordinate to the Mortgage insofar as it affects the real property of which the Premises form a part to the full extent of the amounts secured thereby and interest thereon.
  Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of said Lease upon the same terms and conditions set forth in said Lease.
  If it becomes necessary to foreclose the Mortgage, Mortgagee will not terminate said Lease nor join Tenant in summary or foreclosure proceedings (unless such joinder shall be required to protect Mortgagee's interest under the Mortgage and in which case Mortgagee shall not seek affirmative relief from Tenant in such action or proceeding, if required) so long as Tenant is not in default under any of the terms, covenants, or condition of said Lease.
  If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:
    liable for any act or omission of any prior landlord (including Landlord); or
    liable for the return of any security deposit not actually received by Mortgagee; or
    subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or
    bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or bound by any amendment, modification, extensions or renewal of the Lease made without Lender's consent; or
    bound by any representation or warranty made by any prior landlord (including Landlord).
  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
  Tenant agrees to give Mortgagee, by registered or certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rent and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that Tenant shall not terminate the Lease nor abate rents thereunder or claim an offset against rents thereunder except as expressly permitted under the terms of the Lease or unless notice has been given to Mortgagee and Mortgagee has been given a reasonable period of time (including a period of time to commence and complete a foreclosure proceeding) to cure such default.
  Tenant acknowledges that it has notice that Landlord's interest under the Lease and the rents thereunder have been collaterally assigned to Mortgagee as part of the security for the obligations secured by the Mortgage. Notice from Mortgagee to Tenant directing payment of rent and all other sums due under the Lease shall have the same effect under the Lease as a notice to Tenant from Landlord and Tenant agrees to be bound by such notice. In the event of any conflict or inconsistency between a notice from Landlord and a notice from Mortgagee, the notice from Mortgagee shall control.
  This Agreement shall not be modified, amended or terminated except by a writing duly executed by the party against whom the same is sought to be enforced.
  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the laws of conflicts) of the state in which the Premises are located.

In Witness Whereof, the parties hereto have executed these presents as of the day and year first above written.

Date	Mortgagee: By: Its: Address:
Date	Tenant: By: Its:

Landlord hereby executes this document for the sole purpose of consenting to the terms of Paragraph G above.

Aetna Life Insurance Company,
a Connecticut corporation

By: UBS Realty Investors llc
Its Investment Advisor and Agent

By:
Name:
Title:

Exhibit I

Conceptual Plans for Initial Alterations